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Exhibit 4.1

BFI CANADA INCOME FUND

135 Queens Plate Drive, Suite 300
Toronto, Ontario, M9W 6V1

ANNUAL INFORMATION FORM

FOR THE YEAR ENDED DECEMBER 31, 2007

March 6, 2008

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BFI CANADA INCOME FUND

ANNUAL INFORMATION FORM
FOR THE YEAR ENDED DECEMBER 31, 2007
DATED MARCH 6, 2008

        The information in this annual information form is given as of March 6, 2008 unless otherwise indicated.

        All dollar amounts in this annual information form are stated in Canadian currency unless otherwise indicated. References in this annual information form to tonnes are to metric tonnes and references to U.S. tons are to imperial tons. One tonne is equal to 1.1023 U.S. tons. This annual information form contains capitalized technical and other terms that are specific to the operations of BFI Canada Income Fund (the "Fund") and its subsidiaries and the non-hazardous solid waste management industry.

FORWARD-LOOKING STATEMENTS

        Certain statements in this annual information form are "forward-looking statements" that reflect management's expectations regarding the Fund's future growth, results of operations, performance and business prospects and opportunities. The use of any of the words "anticipate", "continue", "estimate", "expect", "may", "project", "should", "believe", "could", "foresee", "intend" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements reflect management's current beliefs and are based on information currently available to management. Forward-looking statements involve significant risks and uncertainties that could cause the Fund's results to differ materially from the results discussed in the forward-looking statements. These include risks associated with landfill operations, inability to achieve business objectives and challenges associated with the growth of the business, competition, reliance on third party disposal customers, labour and employment matters, reliance on key personnel, the stringent requirements of, and the potential for changes to, applicable environmental laws and other regulations affecting the operating companies, uninsured and underinsured losses, potential undisclosed liabilities associated with acquisitions, the requirement to obtain performance bonds and letters of credit, the Fund's dependence on its subsidiary operating companies, the impact of leverage, restrictive covenants and capital requirements, cash distributions not being guaranteed and fluctuating with the operating companies' performance, the nature of ordinary units of the Fund ("Units"), distributions of securities on redemption or termination of the Fund, the fact that the Fund may issue additional Units diluting existing ordinary unitholders' interests, restrictions on potential growth, the investment eligibility of the Units and income tax matters affecting the Fund, its subsidiaries and holders of Units generally. See "Risk Factors" for a description of these risks, and other risks affecting the business of the Fund and an investment in Units. Although the forward-looking statements contained in this annual information form are based upon what management believes to be reasonable assumptions, there can be no assurance that actual results will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of this annual information form and the Fund assumes no obligation to update or revise them to reflect new events or circumstances, except as required by applicable securities laws.

FINANCIAL DISCLOSURE

        Please refer to the Fund's management discussion and analysis for the year ended December 31, 2007 for a detailed description of EBITDA, free cash flow available for distribution and other financial measures used by the Fund.

THE FUND

        The Fund is a limited purpose trust established under the laws of the Province of Ontario by a declaration of trust dated February 28, 2002, as amended and restated on April 15, 2002 and January 21, 2005, and further amended by a first supplemental indenture dated October 6, 2005 and a second supplemental indenture dated January 1, 2006 (together the "Second Amended and Restated Declaration of Trust"). The Fund's head office is located at 135 Queens Plate Drive, Suite 300, Toronto, Ontario, M9W 6V1.

        The Fund's activities are restricted to investing in and otherwise dealing with securities, including those issued by its direct and indirect subsidiary entities, 4264126 Canada Limited, a corporation incorporated under the laws of Canada ("BFI Canada Newco" or the "Company"), BFI Canada Holdings Inc., a corporation amalgamated under the laws of Canada, IESI Corporation, a corporation incorporated under the laws of

Delaware, and other entities involved, directly or indirectly, in the business of non-hazardous solid waste collection, management and disposal. The Fund is also the sole unitholder of the Ridge Landfill Trust, a trust established under the laws of Ontario, to hold the Fund's indirect interest in the Ridge Landfill, which was acquired January 4, 2005. The Fund also carries on certain other activities permitted by the Second Amended and Restated Declaration of Trust. The affairs of the Fund are supervised by its board of trustees (the "Board of Trustees" or "Trustees") who are responsible for, among other things, representing the Fund as a unitholder, shareholder and noteholder, as applicable, of the Ridge Landfill Trust, BFI Canada Newco, BFI Canada Holdings Inc. and IESI Corporation and effecting payments of distributable cash from the Fund to holders of Units (the "Unitholders"). The Fund's outstanding capital consists of Units and a Class A Unit (the "Class A Unit", together with the Units, the "Trust Units").

        The following chart shows the structure of the Fund:

(1)
4264126 Canada Limited is indirectly owned though 6814832 Canada Limited, which is a wholly-owned subsidiary of the Fund.

Existing Structure of the Canadian and U.S. Operating Companies

Transaction to Acquire IESI Corporation

        On November 28, 2004, the Fund, certain of its affiliates and IESI Corporation entered into an agreement (the "Transaction Agreement"), which provided for, among other things, the combination of the business carried on by BFI Canada Holdings Inc. and its direct and indirect subsidiaries ("BFI Canada Holdings") with the business carried on by IESI Corporation and its direct and indirect subsidiaries ("IESI") (the "Transaction"). Following the completion of the Transaction on January 21, 2005, the Fund indirectly owns all of the outstanding common shares of BFI Canada Holdings Inc. and IESI Corporation, the respective holding companies for the combined business's Canadian and U.S. operations (the "Combined Business"), and IESI Corporation acquired the Class A Unit. As a result of the acquisition of the Class A Unit by IESI Corporation, the holders of Trust Units include the Unitholders and the Class A Unitholder (the "Voting Unitholders"). Also, upon the completion of the Transaction, the former equity investors in IESI Corporation (the "Retained Interest Holders") were issued participating preferred shares of IESI Corporation (the "Participating Preferred Shares"). The Participating Preferred Shares are indirectly exchangeable for Units (the "IESI Exchange Rights") pursuant to a securityholders' agreement dated January 21, 2005 between the Fund, BFI Canada Newco and IESI Corporation, as trustee on behalf of the Retained Interest Holders (the "Securityholders' Agreement"). On the completion of the Transaction, the Retained Interest Holders held Participating Preferred Shares exchangeable for approximately 22.3 million Units, representing an approximate 34% interest in the Fund as at that date. As at December 31, 2007, the Participating Preferred Shares remaining outstanding were exchangeable for approximately 11.1 million Units.

        So long as the holder of the Class A Unit is entitled to designate at least one Trustee, the holders of the Participating Preferred Shares are entitled, voting together as a single class, to designate one of the three directors of IESI Corporation. See "— Governance Arrangements". The holders of the Participating Preferred Shares are also entitled to exercise all rights associated with the Class A Unit that was issued to IESI Corporation on the completion of the Transaction. The Class A Unit entitles the holder to exercise voting and other rights as a unitholder of the Fund as though the holder held the number of Units that would be owned by the Retained Interest Holders assuming the exercise in full of the IESI Exchange Rights. In particular, the Class A Unit enables the holder to vote on all matters at any meeting (including resolutions in writing) of Voting Unitholders on the basis of one vote for each Unit for which the Participating Preferred Shares are exchangeable, other than with respect to the election of Trustees. So long as the holder of the Class A Unit is entitled to designate at least one Trustee, all votes attaching to the Class A Unit and any Units held by Retained Interest Holders shall be deemed to be voted in favour of the Trustees nominated for election by the Fund's Governance and Nominating Committee, subject to certain conditions under the Securityholders' Agreement and the Transaction Agreement.

  Canadian Operating Companies

        BFI Canada Newco is a holding company and indirect subsidiary of the Fund that wholly owns BFI Canada Holdings Inc., which in turn wholly owns BFI Canada Inc., a corporation incorporated in Ontario and the main operating company of BFI Canada Holdings Inc. BFI Canada Inc., in turn, wholly owns two Canadian operating subsidiaries incorporated under the laws of Canada, BFI Usine de Triage Lachenaie Ltée ("BFI Usine") and Entreprise Sanitaire F.A. Ltée. ("F.A.").

        The Fund also owns, through Ridge Landfill Trust, all of the outstanding securities of Ridge (Chatham) Holdings, L.P. and Ridge (Chatham) Holdings G.P. Inc., the owner and operator of the Ridge landfill. The Ridge landfill, located near Chatham, Ontario, was acquired from Waste Management of Canada Corporation on January 4, 2005. On September 17, 2005, BFI Canada Holdings Inc. transferred its interests in Ridge (Chatham) Holdings, L.P. and Ridge (Chatham) Holdings G.P. Inc. to the Ridge Landfill Trust. See "Material Contracts".

        In this annual information form, "Ridge Landfill Trust" refers to the Ridge Landfill Trust and its subsidiaries, Ridge (Chatham) Holdings, L.P. and Ridge (Chatham) Holdings G.P. Inc., "BFI Canada Holdings" refers to BFI Canada Holdings Inc. and its direct and indirect subsidiaries, "BFI Canada" refers to BFI Canada Holdings and the Ridge Landfill Trust, representing, collectively, the Canadian operating companies, "IESI" refers to IESI Corporation and its direct and indirect subsidiaries representing, collectively, the U.S. operating companies, "BFI Canada Newco" refers to BFI Canada Newco and its Canadian and U.S. subsidiaries, and "BFI Canada Group" refers to the collective operations of BFI Canada Newco and the Ridge Landfill Trust.

  U.S. Operating Companies

        IESI Corporation, which is wholly owned by BFI Canada Newco, is a holding company that owns Total Waste Systems, Inc., Center Point Disposal, Inc., and IESI OK Corporation, all of which were incorporated in Oklahoma, IESI MO Corporation, a Missouri corporation, IESI AR Corporation, an Arkansas Corporation, IESI TX Corporation, a Texas corporation, and the following subsidiaries incorporated under the laws of Delaware: IESI LA Corporation, IESI NJ Corporation, IESI NY Corporation, IESI PA Corporation and

Winters Bros. Waste Systems, Inc. (collectively the "IESI Operating Companies"). All of the IESI Operating Companies, except Total Waste Systems, Inc. and IESI OK Corporation, in turn wholly own certain U.S. operating subsidiaries as follows: (i) IESI TX Corporation owns the following two Delaware corporations, IESI TX GP Corporation and IESI DE LP Corporation, and IESI DE LP Corporation is the sole limited partner of IESI TX Landfill, LP, a Texas limited partnership; (ii) IESI NY Corporation owns Seneca Meadows, Inc., incorporated in New York; (iii) IESI PA Corporation owns IESI PA Bethlehem Landfill Corporation, incorporated in Delaware and IESI Blue Ridge Landfill Corporation, incorporated in Pennsylvania; (iv) Center Point Disposal, Inc. owns AMD, Inc., incorporated in Oklahoma; (v) IESI MO Corporation owns IESI MO Landfill Corporation, a Missouri corporation and IESI St. Louis, LLC, a Missouri limited liability company; (vi) IESI LA Corporation owns IESI LA Landfill Corporation, incorporated in Delaware; (vii) IESI LA Landfill Corporation owns Central Louisiana Waste, LLC, a Louisiana limited liability company, and Coastal Waste Systems, Inc. a Louisiana corporation; (viii) IESI AR Corporation owns IESI AR Landfill Corporation, a Arkansas corporation; (ix) IESI NJ Corporation owns IESI NJ Recycling Corporation, incorporated in Delaware; and (x) Winters Bros. Waste Systems, Inc. owns the following New York corporations: Winters Bros. Management Services Corp., Winters Bros. Recycling Corp., Winters Bros. Transfer Station Corp., Winters Brother Recycling East End, Inc. and the following New York limited liability companies: Winters Waste Services of New York, LLC., Excel Recycling, LLC., Winters MSW Holdings, LLC., Winters Holtsville Transfer Station, LLC., Winters Bros. Paper Recycling LLC., and Medford Transfer, LLC, which owns Medford II, LLC., a New York limited liability company.

Governance Arrangements

        The constating documents of the Fund, BFI Canada Newco, as well as certain associated agreements relating to the Transaction (including the Securityholders' Agreement) set out the rules with respect to the governance of the Fund and BFI Canada Newco and establish the respective rights of their securityholders as to board representation, approval rights in respect of certain transactions, exchange rights and related matters (the "Governance Arrangements").

        The Governance Arrangements provide for the composition of the Board of Trustees as well as the board of directors of BFI Canada Newco and create obligations for the parties to nominate and/or vote for the election of certain representatives to those boards. The Governance Arrangements also prescribe the establishment of specified committees of those boards and their respective mandates, as well as the composition of those committees.

        The Governance Arrangements initially provided for a seven-member Board of Trustees and a seven-member board of directors of BFI Canada Newco composed of the same individuals. The number of members of such boards may not be changed so long as the Retained Interest Holders own at least 10% of the then-outstanding Units (calculated on a fully-diluted basis), including Units that may be acquired upon exercise of the IESI Exchange Rights.

        The Retained Interest Holders' entitlement to designate members of the boards of the Fund and BFI Canada Newco depends on the number of Units owned by the Retained Interest Holders, including Units that may be acquired upon exercise of the IESI Exchange Rights. Of the seven members of each of those boards, the number of members that may be designated by the Retained Interest Holders will be based on the following table:

Ownership Interest	Number of Members
20% or greater	2
Between 10% and 20%	1
Less than 10%	0

        The Retained Interest Holders' rights to board representation will be determined annually in conjunction with the preparation of proxy solicitation materials and will remain effective until the next following annual general meeting of Voting Unitholders notwithstanding any intervening change in its direct or indirect ownership interest (calculated as described above) in the relevant entities.

        To the extent that the Retained Interest Holders are no longer entitled to designate a member of the boards of the Fund and BFI Canada Newco, the number of members that will be elected by the Unitholders or shareholders, as applicable, at the next annual meeting of the relevant entity will increase correspondingly. As of March 6, 2008, the Retained Interest Holders have an approximate 16.2% ownership interest and are entitled to designate one member of the Board of Trustees, and through such Trustees, one member of the board of directors of BFI Canada Newco.

        Accordingly, as of the date of this Annual Information Form, the composition of the Board of Trustees is to be determined at the Annual Meeting as follows:

  1.
  One member of the Board of Trustees will be designated by the Retained Interest Holders (through the holder of the Class A Unit); and

  2.
  The balance of the members of the Board of Trustees will be elected by the Unitholders with the Governance and Nominating Committee of the Fund's Board of Trustees proposing nominees to be elected.

        The member of the Board of Trustees designated by the Retained Interest Holders, through the holder of the Class A Unit, will be appointed as a Trustee in accordance with the Second Amended and Restated Declaration of Trust and will not be elected or subject to removal by Unitholders. The remaining members of the Board of Trustees will be elected by the Unitholders, and all votes attaching to the Class A Unit and any Units held by the Retained Interest Holders will be deemed to be voted in favour of the Trustees nominated for election by the Fund's Governance and Nominating Committee.

        To the knowledge of the Trustees, no person or company, other than IESI Corporation (representing the Retained Interest Holders as a group, through the Class A Unit) and TC Carting III, L.L.C., beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the outstanding Units.

INDUSTRY OVERVIEW

        The non-hazardous solid waste management industry comprises the collection, transportation, recycling, transfer and disposal of non-hazardous solid waste at landfills or other disposal facilities such as incineration or composting facilities. Non-hazardous solid waste is solid waste that is not comprised of substances considered hazardous under any federal, provincial, state and/or local legislation or regulation applicable to the collection, recycling, transfer and/or disposal of solid waste.

Integrated Services

        The non-hazardous solid waste management industry involves the collection of non-hazardous solid waste and its handling or disposal at a landfill site, recycling facility, transfer collection station or other waste disposal facility. Non-hazardous solid waste includes residential waste (including household and yard waste) and industrial, commercial and institutional waste (including construction and demolition (or "C&D") debris). The principal services offered by the non-hazardous solid waste management industry are summarized below.

  Collection

        Collection of non-hazardous solid waste consists of commercial, industrial and residential collection. Commercial collection typically involves the use of front-end and rear-end loader trucks to collect waste stored in steel bins for collection that are usually supplied by the waste collection service provider. Industrial waste collection typically involves the use of roll-off trucks to collect waste stored in large rectangular roll-off containers from manufacturing businesses or construction and demolition sites. Residential waste collection involves the curbside collection of residential solid waste using rear-end and side-loader trucks. Residential waste collection services are provided by municipalities and companies that contract either with municipalities or directly with individual homeowners, homeowners' associations, apartment building owners or similar groups. Once collected, waste or recyclable material is transported to a transfer station or directly to a landfill or a recycling facility.

  Transfer Stations

        Transfer stations are facilities typically located near residential, commercial and industrial collection routes that are a distance from the ultimate disposal site. Non-hazardous solid waste is received at the transfer station from collection trucks, sometimes sorted and then transferred in large volumes to landfills, recycling facilities or other waste disposal facilities. This consolidation reduces the costs associated with transporting the waste and may allow operators to obtain volume discounts on disposal rates at landfill and other disposal facilities. Transfer stations also facilitate the efficient utilization of collection personnel and equipment by allowing them to focus on collection operations and spend less time travelling to disposal sites. Transfer stations can handle non-hazardous solid waste received from commercial and residential collection operations and most industrial waste. Some transfer stations are constructed to receive certain specialized waste, such as C&D debris.

  Landfills and Other Disposal Facilities

        Landfills are the primary waste disposal facilities for all types of non-hazardous solid waste. Landfills must be designed, permitted, operated and closed in accordance with comprehensive federal, provincial, state and/or local regulations. These regulations also dictate the type of waste that may be received by the landfill. Landfill operations include excavation of earth, spreading and compacting of waste and covering of waste with earth or other inert material.

  Composting

        Other alternative disposal facilities include incineration or composting facilities. Composting involves processing certain types of organic materials (leaf and yard wastes, food wastes and other organic matter, including paper, wood and organic sludges) into reusable and non-putrescible soil conditioners and other products. In many jurisdictions, residential customers receive collection of these materials as part of normal residential waste collection services. Commercial customers pay a fee for the removal of compostable waste from their premises. After processing, purchasers may pay a fluctuating spot market price for composted materials. Compost for which there is no market is shipped to a disposal facility, typically a landfill, where it is used as a soil treatment in the operation and closure of the landfill.

  Recycling

        Recovery and recycling involve operations in which certain types of waste material (including wood, paper, cardboard, plastic, glass, aluminium and other metals) are sorted, processed and resold as recycled material. In many jurisdictions, residential and commercial customers pay a fee for the removal of recyclable waste from their premises. After collection and sorting, purchasers generally pay a fluctuating spot market price for recycled materials. Waste for which there is no market is shipped to a disposal facility, typically a landfill.

Industry Characteristics

        The non-hazardous solid waste management industry is a regionally fragmented and competitive business, requiring substantial labour and capital resources. Industry participants compete for collection accounts primarily on the basis of price and quality of service and compete for transfer station and landfill business on the basis of tipping fees, geographic location and environmental practices.

  Recession Resistant Characteristics

        The non-hazardous solid waste management industry meets an essential need of communities and businesses. Waste management services remain a necessity regardless of the level of economic activity. In the experience of management, revenues from commercial waste collection services generally do not decrease significantly during periods of slower economic activity because the number of pick-ups required by commercial waste generators does not generally change during such periods. The volume of waste collected at each commercial waste pick-up may decrease during periods of slower economic activity due to changes in consumption patterns, resulting in decreased disposal costs for hauling companies. The reduction in tipping volumes will result in decreased revenues for landfill operators. For vertically integrated non-hazardous solid waste management companies, these reduced landfill revenues may offset cost savings in commercial collection operations. Management also believes that revenues from residential non-hazardous solid waste management services have little correlation with economic activity, primarily because the number of households for which collection services are provided does not generally change in periods of slower economic activity. Revenues from industrial waste collection services are, however, thought to be more closely tied to economic conditions due to the sensitivity of the C&D and manufacturing sectors to changes in the economy.

  Vertical Integration

        Vertical integration in the non-hazardous solid waste management industry, or "internalization", is the collection and disposal of waste by a waste management company into its own landfill, transfer station, recycling facility or other waste disposal facility. Internalization allows costs to be controlled by avoiding third party landfill tipping fees and allows for greater asset utilization within the business. Larger operators with greater financial resources, expertise and experience are able to build, through market development initiatives and acquisitions, vertically integrated, cost-effective operations consisting of collection operations, transfer stations, recycling facilities, landfills or other waste disposal facilities. Vertically integrated companies can be assured of access to a landfill or other waste disposal facilities on favourable terms and of a steady supply of waste at such facilities, which is needed in order to economically operate such facilities. Controlling the point of transfer from haulers to landfills has become increasingly important as landfills close and collected waste is often transported further from collection markets. Generally, the larger and most profitable industry operators are those companies that are vertically integrated in their operations, and thereby have greater control over their waste stream from collection to disposal.

  Consolidation

        The non-hazardous solid waste management industry has undergone significant consolidation and integration in both Canada and the United States. Management believes that this consolidation will continue, mainly as a result of the ability of larger operators to achieve certain economies of scale, the continued privatization by government entities of their non-hazardous solid waste collection and disposal services, and cost pressures and landfill closures brought about by regulatory changes and stringent environmental regulation, enforcement and compliance costs. As a consequence, non-hazardous solid waste management companies are generally operating larger, longer-term landfills that service larger geographical areas. In addition, these companies are achieving greater internalization from their operations.

        Despite ongoing consolidation, the non-hazardous solid waste management industry remains fragmented and regional in nature. Management believes that small, independent operators present significant opportunities for both new-market and "tuck-in" acquisitions by companies with disciplined acquisition programs, focused management and access to financial resources.

Regulation

        The non-hazardous solid waste management industry in Canada and the United States is subject to extensive and changing laws and regulations relating to environmental protection, health, safety, land use, transportation and related matters. These include, among others, laws and regulations governing the licensing, use, treatment, storage and disposal of solid non-hazardous and hazardous wastes and materials, air quality, water quality, permissible or mandatory methods of processing waste, location, permitting and expansion of solid waste facilities, greenhouse gas emissions, and the remediation of contamination associated with the release of hazardous substances.

        More stringent industry regulations have caused operating and capital costs to rise. Applicable regulations require more stringent engineering of non-hazardous solid waste landfills and may require liner systems, leachate collection, treatment and monitoring systems and gas collection and monitoring systems. These ongoing costs are combined with increased financial reserve requirements for non-hazardous solid waste operators relating to closure and post-closure monitoring. As a result, the number of non-hazardous solid waste landfills is declining while the average size of each landfill is increasing.

 BUSINESS OF THE BFI CANADA GROUP

Overview

        As noted previously, the BFI Canada Group refers to the operations of both BFI Canada Newco and the Ridge Landfill Trust.

  Recent Developments

        On August 31, 2007, IESI Corporation acquired Winters Bros. Waste Systems, Inc. ("Winters Bros."), an integrated non-hazardous solid waste services provider based in Westbury, New York, for total cash consideration, including acquisition and related costs, of approximately $306 million. Winters Bros. provides collection, transfer and recycling services to commercial and industrial businesses, residences, municipalities and construction sites, primarily in Long Island and operates eight transfer stations and multiple collection operations.

        On August 31, 2007, concurrent with the closing of the Winters Bros. acquisition, IESI Corporation entered into a third amendment to the Amended and Restated Revolving Credit and Term Loan Agreement (as so amended, the "U.S. Credit Facility"). The amendment increased the total revolving loan commitments available under the U.S. Credit Facility to US$575 million. As a condition of the amendment, the Fund's US$160 million note receivable from IESI Corporation was effectively cancelled through a restructuring. In addition to the US$575 million revolving loan commitments described above, a US$195 million term loan is outstanding under the U.S. Credit Facility. The U.S. Credit Facility also includes an uncommitted accordion feature, under which IESI Corporation may request US$55 million of additional revolving loan commitments or term loans. Each of the loans under the U.S. Credit Facility bears interest, at IESI Corporation's option, at a rate equal to LIBOR or a base rate tied to the U.S. overnight U.S. federal funds rate, in each case as re-set periodically in accordance with the terms of the U.S. Credit Facility, plus an applicable margin. Subject to earlier payment upon the occurrence of certain events of default, the revolving credit loan and term loan facilities mature on January 21, 2010 and January 21, 2012, respectively. The obligations of IESI Corporation under the U.S. Credit Facility are secured by a pledge of substantially all of the assets of IESI Corporation. The obligations of IESI Corporation under the U.S. Credit Facility are also guaranteed by IESI Corporation's direct parent, 4264126 Canada Limited, and secured by a pledge of the shares of IESI Corporation held by 4264126 Canada Limited, but are not guaranteed by, or secured by any other assets of, the Fund. IESI Corporation's obligations under the U.S. Credit Facility are its senior, secured debt obligations and rank senior to the common shares in IESI Corporation held indirectly by the Fund. The U.S. Credit Facility includes customary restrictions and covenants, including limitations on the ability of IESI Corporation to distribute cash unless certain conditions, including satisfaction of a maximum leverage ratio test, are satisfied.

        Effective August 31, 2007, the Fund's Calgary landfill received an operating permit which management expects will allow the site to continue accepting waste through 2010.

        Effective August 28, 2007, the Fund received all of the necessary permits for the expansion of its Seneca Meadows landfill. Based on current volumes, management of the Fund expects the operating life of the site to extend through 2023.

        On April 5, 2007, the Fund closed an offering of 3,565,000 Units, including the full exercise of the over-allotment option, for total gross proceeds of approximately $93 million. The Fund applied the net proceeds of the offering against advances from its U.S. revolving credit facility.

        Effective March 21, 2007, the Fund entered into a Second Amending Agreement to its Fourth Amended and Restated Credit Agreement. The second amendment increased the total committed Canadian credit segment to $150 million from $80 million and the total available credit from this facility, subject to lender consent, to $200 million from $120 million. The maturity date of the agreement was extended to May 30, 2011 from June 20, 2010, and the maturity date remains subject to one year extensions.

        Effective March 28, 2007, the Fund entered into a new 15 year agreement for variable rate demand solid waste disposal revenue bonds ("IRBs") in the state of Texas. The IRBs are made available, to a maximum of US$24 million and are available to fund a portion of landfill construction activities, and equipment, vehicle and container expenditures in the Fund's Texas operations. The IRBs bear interest at a discount to LIBOR. A portion of the Fund's drawings under this facility was used to repay the Fund's U.S. revolving credit facility with the balance used to finance landfill construction activities, and equipment, vehicle and container expenditures. As at December 31, 2007, approximately US$1.6 million of cash was restricted for the purpose of financing future activities and expenditures.

  BFI Canada

        BFI Canada Holdings is a full-service waste management company providing non-hazardous solid waste collection, transfer, disposal and recycling services in the provinces of British Columbia, Alberta, Manitoba, Ontario and Québec. It is one of the largest non-hazardous solid waste management companies in Canada with customers in 20 markets. BFI Canada Holdings has 20 collection operations, and owns and operates four landfill sites, five transfer collection stations, seven recycling facilities and one landfill gas-to-energy facility. BFI Canada Holdings also operates one municipally owned landfill site and one recycling facility.

        BFI Canada Holdings was established in June 2000, when BFI Canada Holdings acquired selected assets from Browning-Ferris Industries Ltd. ("Browning-Ferris Canada") and other Canadian subsidiaries of Allied Waste Industries, Inc. and its affiliates ("Allied"). Browning-Ferris Canada and its predecessors had been active in Canada for over 30 years and were one of the largest non-hazardous solid waste management companies in the Canadian market. Browning-Ferris Canada was wholly-owned by Browning-Ferris Industries, Inc., which was a New York Stock Exchange-listed company and one of North America's largest waste management companies prior to its acquisition by Allied in 1999.

        The Ridge Landfill Trust was established to hold the Fund's indirect interest in the Ridge landfill, located near Chatham, Ontario, which was acquired on January 4, 2005. The Ridge Landfill Trust holds securities of its subsidiary entities, Ridge (Chatham) Holdings, L.P. and Ridge (Chatham) Holdings G.P. Inc., the owner and operator of the Ridge Landfill.

        The Ridge landfill has an estimated operating life of 20 years and accepts industrial, commercial and institutional waste from across Ontario as well as waste from nearby municipalities. The site encompasses an area of approximately 262 hectares, 131 of which are permitted for landfill. The Ridge landfill currently has an annual permitted capacity of 680,000 tonnes.

  IESI

        IESI is one of the leading regional, non-hazardous solid waste management companies in the United States. IESI provides its services through a network of vertically integrated assets in 38 markets, which include 50 collection operations, 31 transfer stations, 17 landfills, 10 recycling facilities and one transportation operation. Management of IESI believes it is among the top three commercial waste management providers in the substantial majority (over 80%) of its principal service areas. IESI provides collection, transfer, disposal and recycling services in two geographic regions: its South Region, consisting of various service areas in the southern region of the United States including Texas, Louisiana, Oklahoma, Arkansas, Missouri and Mississippi, and its Northeast Region, consisting of various service areas in the north eastern region of the United States including New York, New Jersey, Pennsylvania and Maryland.

Canadian Operations

  Collection

        BFI Canada Holdings provides non-hazardous solid waste collection, transfer, disposal and recycling services to a wide variety of customers, including small, medium and large sized enterprises, single and multi family dwellings, municipalities, government agencies and educational institutions. BFI Canada Holdings' collection operations principally consist of recurring collection and disposal of non-hazardous solid waste, recyclable products, construction debris, industrial facility waste and municipal solid waste using front-end loader trucks, rear-end loader trucks, roll-off trucks and side-loader trucks. These collection services are generally all provided from the same facility within each market. BFI Canada Holdings typically provides its customers with containers ranging in size from two to 40 cubic yards. Residential collection occasionally uses container collection methods using both automated and manual side load vehicles.

        BFI Canada Holdings typically invoices scheduled commercial collection customers in advance of service and unscheduled collection customers in arrears. In addition, municipal contracts are typically billed in arrears. Fees in its collection segment are determined by a variety of factors, including collection frequency, waste type, volume or weight of the waste collected, type of equipment and containers furnished, the distance to the disposal or processing facility and the cost of disposal or processing.

        Collection contracts typically have a term of three to five years and provide for automatic renewal, subject to certain termination rights in favour of the customer. These contracts typically provide BFI Canada Holdings the option for annual indexed price adjustments and adjustments to cover increases in certain costs. Contracts for the collection of municipal solid waste typically range from two to five years and generally provide for annual indexed price increases.

        As of December 31, 2007, BFI Canada Holdings had approximately 898,000 residential customers and 56,000 commercial and industrial customers in British Columbia, Alberta, Manitoba, Ontario and Québec. No single collection contract or customer is material to the Fund's results of operations.

        The balance of BFI Canada Holdings' collection operations include transfer station operations, recycling facilities and compactor rentals.

  Landfills

        Landfills are currently the predominant method of disposal for non-hazardous solid waste in Canada. Landfill operations typically produce the highest EBITDA margins in the non-hazardous solid waste management business, but involve significant risks and costs associated with permitting and compliance with environmental laws and regulations and higher capital expenditures. BFI Canada owns and operates four landfill sites servicing Southern Ontario, Montreal, Calgary and Winnipeg and their surrounding communities. BFI Canada Holdings also operates the Lethbridge Regional Landfill under a contract with the City of Lethbridge.

        The fees charged at landfills, known as "tipping fees", are negotiated rates that vary based on market factors and the type and weight or volume of solid waste deposited and the type and size of the vehicles used in the transportation of the waste. When using privately owned third party landfills for disposal of its collected waste, BFI Canada Holdings typically tries to negotiate disposal arrangements with the landfill operator to obtain volume discounts. However, when using a government owned landfill, BFI Canada Holdings typically is required to pay the set tipping fee applicable to all similar customers for the site.

        As at December 31, 2007, the landfills currently owned by BFI Canada had the following corresponding estimated remaining operating lives:

Landfill	Remaining Permitted Airspace Capacity (tonnes)	Future Expansion Airspace Capacity (tonnes)	Total Airspace Capacity (tonnes)(1)	Date of Commencement of Landfill Operations	Estimated Remaining Operating Life (years)(2)
Ridge	13,400,000	Nil	13,400,000	1966	20
Lachenaie(3)	550,000	24,300,000	25,500,000	1968	20	(4)
Calgary	1,700,000	Nil	1,700,000	1985	2.5	(5)
Winnipeg	10,100,000	Nil	10,100,000	1996	40

Notes:

(1)
The figures in this column represent the sum of the remaining permitted airspace capacity (based on the design site densities) and the probable expansion airspace capacity assumed by management.

(2)
Based on current disposal volumes and a six day per week operation at each site.

(3)
The 2007 "Total Airspace Capacity" is not the sum of "Remaining Capacity" + "Future Capacity"; the difference being approximately 600,000 tonnes. This occurs because the "Total Capacity" is calculated assuming that the long-term density will be achieved for both the current permitted and the expansion capacity.

(4)
Based on annual volume of 1.3 million tonnes permitted by the decree issued in February 2004 with respect to the expansion of the Lachenaie landfill. The approved operating capacity is currently limited by the decree to 6.5 million cubic meters (which BFI Canada Holdings expects in the short term to equate to approximately 5.3 million tonnes). An expansion permit approval will be required to complete the filling of the then-remaining unfilled airspace capacity.

(5)
BFI Canada Holdings received a new permit in 2007. The permit allows for the operation of the site until December 31, 2010. There are no future expansion possibilities available for this site, and the plans for the site provide that upon closure it will be used as a passive recreation and open space green belt area. In keeping with its vertical integration strategy, BFI Canada plans to locate and develop a new landfill in order to continue to service the Calgary market. See "Risk Factors".

        In addition to its landfill operations, BFI Canada Holdings owns and operates a power generating plant located at its Lachenaie site, which collects landfill gas, cleans the gaseous residue and then uses the cleaned gas to power reciprocating engines that produce electricity. This plant produces approximately 3.7 megawatts of electrical power annually, the equivalent of providing the required electricity to approximately 2,500 homes. The electrical power generated at the Lachenaie site is sold to Hydro Québec under a 25 year contract that commenced in August 1995 at fixed rates per year, with annual increases generally based on a pre-determined formula.

        Operating and maintaining a landfill is capital intensive and generally requires performance bonds and letters of credit to secure performance and financial obligations. Because of this, a steady volume of waste is required over the operating life of the landfill in order to maintain profitable operations, and management believes these factors favour large, established waste management companies such as BFI Canada. Approximately 40% of the total tonnage received at the four landfills owned by BFI Canada is derived from disposal of waste collected by BFI Canada Holdings, and the balance of the tonnage received is from third party disposal customers.

  Transfer Stations

        Currently, BFI Canada Holdings operates two transfer stations in the greater Montreal area, one in Hamilton, Ontario, one in Barrie, Ontario and one in Vaughan, Ontario, which are located near many of its collection routes and which receive the solid waste that has been collected by its own and third party collection vehicles. BFI Canada Holdings typically uses subcontractors to transport the waste from its transfer stations to its own or third party landfills. Transfer station fees are generally based on the cost of processing, transportation and disposal of waste.

        The fees charged by BFI Canada Holdings at its transfer collection stations are generally based on the type and volume or weight of the waste transferred and the transportation distance to the landfill. These operations are not material to BFI Canada's results of operations.

  Recycling

        BFI Canada Holdings' recycling services include collection of recyclable material from residential, commercial and industrial customers, for which it charges collection and processing fees. At its eight recycling facilities, BFI Canada Holdings provides recovery collection processing services to its collection customers for a variety of recyclable materials, including newspaper, cardboard, office paper, plastic containers, glass bottles, fibreboard, wood and ferrous and aluminium metals. These materials are sorted, processed and resold as recycled material. BFI Canada Holdings owns seven of the eight recycling facilities it operates. Typically, after separation, these materials are not ready for re-manufacture into new products, but require additional processing by the re-manufacturer. Revenues at these plants depend on commodity market pricing. No single recycling contract or customer is significant to BFI Canada Holdings' results of operations.

Competitive Strengths

        Management believes that BFI Canada benefits from the following competitive strengths:

  Market Focused and Vertically Integrated Operations

        BFI Canada is a leading non-hazardous solid waste management services company operating in 20 markets throughout Canada. BFI Canada believes it is among the top three commercial waste management providers in the majority of its principal service areas. BFI Canada Holdings has been successful in achieving economies of scale by securing collection and hauling contracts from customers located on its existing collection routes. Where possible, the market focused strategy of BFI Canada includes the ownership of transfer stations and landfills that are strategically close to the city centres in the markets in which BFI Canada operates. This positions the landfills owned by BFI Canada as the landfills of choice for many private collection operators while allowing BFI Canada to increase internalization rates and EBITDA margins. Management believes that its ability to internally dispose of a substantial amount of its collected waste provides BFI Canada with an economic advantage over those industry participants who must rely to a greater extent on third parties for disposal services. During the fiscal year ended December 31, 2007, approximately 59% of BFI Canada Holdings' collection volumes were internalized, with waste collected by BFI Canada Holdings being disposed of in landfills owned by BFI Canada and BFI Canada Holdings' material recovery collection facilities. In the fiscal year ended December 31, 2007, 40% of the waste disposed in landfills owned by BFI Canada was from BFI Canada Holdings' collection operations, which provide a steady base of volume to economically operate landfill assets.

  Customer and Geographic Diversification

        BFI Canada Holdings' collection customer base is highly diversified. As of December 31, 2007, BFI Canada Holdings had approximately 898,000 residential customers and 56,000 commercial and industrial customers across Canada. BFI Canada Holdings' 10 largest commercial and industrial collection customers accounted for less than 2% of its revenues in 2007. No one commercial and industrial customer accounted for more than 1% of BFI Canada Holdings' revenues for the year ended December 31, 2007.

  Long-Term Customer Relationships

        BFI Canada has established long-term relationships with a large number of organizations, including municipalities and other governmental agencies, educational institutions, and small, medium and large enterprises. The typical long-term customer contract provides for automatic renewal, subject to certain termination rights in favour of the customer. These contracts typically provide the option for annual indexed fee adjustments and adjustments to cover increases in certain costs, including fuel, disposal and transportation costs in favour of BFI Canada.

Competition

        The Canadian non-hazardous solid waste management industry is competitive and highly fragmented. Competition is generally regional in nature and includes companies that operate on a national scale, smaller local niche companies that service specific segments of the industry, and a large number of small haulers spread throughout the country in rural and urban areas and in the public and private sectors. Management believes that Waste Management, Inc. ("WMI"), a U.S. based multinational operating in Canada through its wholly owned subsidiary, Waste Management of Canada Corporation, is the largest non-hazardous solid waste management company in Canada. The only other large national non-hazardous solid waste management companies operating in Canada are BFI Canada and the Canadian subsidiary of Waste Services Inc. ("Waste Services"). BFI Canada competes with WMI in most of the largest Canadian cities for collection services and for landfill disposal contracts in Québec and Ontario. BFI Canada Holdings competes with Waste Services for collection services in some markets in British Columbia, Alberta and Ontario.

        Management believes that there are many intermediate sized companies operating in the Canadian market. The majority of these companies are privately-owned, local collection service providers and are located predominantly in Canada's larger urban areas. Other market participants with whom BFI Canada Holdings competes are small independent haulers who operate throughout Canada in both rural and urban areas. These operators are generally small, family-run businesses, the majority of which operate in local areas and whose operations are generally limited to a niche of the non-hazardous solid waste management collection segment.

        BFI Canada also competes with municipalities that operate their own waste collection services (typically residential collection), that operate their own landfills, and/or control the disposal of waste collected in their jurisdiction.

        BFI Canada also encounters competition in its acquisition of landfills and collection operations. This competition is due to its competitors' interests in acquiring non-hazardous solid waste assets and the limited availability of these types of assets.

Employees

        At December 31, 2007, BFI Canada had 1,134 full-time employees, 490 of whom are covered by 13 collective bargaining agreements. The collective bargaining agreements have terms ranging from two to five years and agreements expire from 2008 to 2010.

        BFI Canada has not suffered any loss of production due to work stoppages by its employees since the acquisition of its principal operating assets from Allied on June 29, 2000. Management believes that BFI Canada's relationships with its employees are generally good.

Facilities and Equipment

        BFI Canada's head office is located at 135 Queens Plate Drive, Suite 300, Toronto, Ontario, M9W 6V1. BFI Canada also maintains operating facilities in 19 cities and owns and operates four landfill sites, one in each of Ontario, Québec, Alberta and Manitoba.

        The following table sets out certain information regarding the operating facilities and landfills of BFI Canada:

District	Collection Operations	Transfer Stations		Landfills		Recycling Facilities
British Columbia	3	—		—		2
Alberta	4	1	(4)	2	(1)	1
Manitoba	1	—		1		1
Ontario	9	3	(5)	1	(2)	3	(3)
Québec	2	2		1		1

Total	19	6		5		8

Notes

(1)
BFI Canada Holdings operates the Lethbridge Regional Landfill under a contract with the City of Lethbridge.

(2)
The Ridge Landfill Trust indirectly owns and operates the Ridge Landfill in Chatham.

(3)
BFI Canada Holdings operates the Kingston Recycling facility under a contract with the City of Kingston.

(4)
Transfer Station used to transfer recyclable material from Lethbridge to Calgary for processing.

(5)
The transfer station in Barrie, Ontario is currently under construction.

        BFI Canada Holdings owns approximately 461 routed waste collection vehicles and approximately 44 units of heavy equipment utilized in BFI Canada's landfill operations. The average age of BFI Canada's routed waste collection vehicles is between four and five years, and BFI Canada Holdings amortizes the costs of its waste collection vehicles over an eight year period. BFI Canada believes that its vehicles, equipment and operating properties are well maintained and adequate for its current operations. BFI Canada intends to make investments in additional equipment and property for expansion and replacement of assets and in connection with future acquisitions as needed.

U.S. Operations

  Collection

        As of December 31, 2007, IESI provided collection services to more than 765,000 residential customers and approximately 94,000 commercial and industrial customers.

  Commercial and Industrial

        IESI provides hand collection and containerized services to a wide variety of commercial and industrial customers. Most commercial and industrial customers are provided with containers that are designed to be lifted mechanically and either emptied into a collection vehicle's compaction hopper or, in the case of the large roll-off containers, to be loaded onto the collection vehicle. IESI's standard commercial containers generally range in size from one to eight cubic yards and its roll-off containers generally range in size from 10 to 40 cubic yards.

        IESI's contracts with commercial and industrial customers typically have terms of three to seven years, have renewal options and may not be terminated by the customer prior to the end of the term without a penalty. IESI's contracts for roll-off containers may provide for temporary services, such as the removal of waste from a construction site, and are typically for periods of less than one year. IESI's fees from these contracts are generally determined by factors such as collection frequency, type of collection equipment furnished, the distance to the processing facility or landfill, cost of disposal and type and volume or weight of the waste collected, as well as prevailing local economic conditions.

  Residential

        IESI provides residential waste management services under a variety of contractual arrangements, including: (i) contracts with homeowners' associations, apartment building owners and mobile home park operators; (ii) on a subscription basis with individual households; and (iii) contracts with, or franchises granted by, municipalities. IESI's municipal contracts and municipal franchises typically have three to five year terms, subject to renewal options. Most other arrangements for residential services have terms that vary from monthly, for subscription service, to up to three years for contracts with homeowners' associations. IESI seeks to enter into residential service arrangements where the route density is high. IESI bases its residential collection fees primarily on route density, the frequency and level of service, the distance to the processing facility or landfill and the cost of processing or disposal. Collection fees are paid either by the municipalities from their tax revenue or directly by the residents receiving the services.

  Transfer Stations

        Currently, IESI operates 31 transfer stations, which are located near many of its collection routes and which receive the non-hazardous solid waste that has been collected by its own and third party collection vehicles. IESI typically uses subcontractors to transport the waste from its transfer stations to its own or third party landfills. Transfer station fees are generally based on the cost of processing, transportation and disposal of waste.

        In addition to improving the utilization of collection personnel and equipment, IESI believes that its transfer stations benefit it by concentrating the waste stream from a wider area. This increases the volume of waste at the landfills that IESI operates and gives IESI greater leverage in negotiating for more favourable disposal rates at third party landfills. IESI's transfer stations also help it build relationships with the municipalities and private operators that deliver waste to the transfer stations, which can lead to additional growth opportunities. IESI believes that, as increased regulations and public pressure restrict the development of landfills in urban and suburban areas, transfer stations will increasingly be used as an efficient means to process and transport waste to landfills and other disposal sites.

  Landfills

        IESI owns or operates 17 landfills, three municipal solid waste landfills in its Northeast Region, 11 municipal solid waste landfills in its South Region, and three C&D landfills in its South Region.

        IESI monitors the available permitted disposal capacity of its landfills on a regular basis and evaluates whether to seek to expand this capacity. In making this evaluation, IESI considers various factors, including the volume of waste disposed of at the landfill, available acreage, the likelihood of obtaining the necessary approvals and permits and the costs associated with these items.

        As of December 31, 2007, the 17 landfills owned or operated by IESI had the following corresponding estimated remaining operating lives:

Landfill Location	Remaining Permitted Airspace Capacity (tons/yards)	Future Expansion Airspace Capacity (tons/yards)	Total Airspace Capacity (tons/yards)(1)	Date of Commencement of Landfill Operations	Estimated Remaining Operating Life (years)(2)
North East Region
Bethlehem, PA	3,511,434	Nil	3,511,434	Approx. 1941	7.8
Chambersburg, PA	5,795,232	8,544,976	14,340,208	1973	31.6
Seneca Falls, NY	37,850,821	Nil	37,850,821	1958	18.0
South Region(4)
Iowa Park, TX	18,854,292	Nil	18,854,292	1987	87.2
Prague, OK	308,937	3,252,886	3,561,823	1987	73.1
Cherokee, AR(3)	17,158,350	Nil	17,158,350	1975	45.3
Henderson, TX(3)	4,737,357	14,460,000	19,197,357	1979	58.6
Fort Worth, TX(3)	4,467,054	546,320	5,013,374	1997	10.6
Hardin County, TX(3)	4,577,238	11,178,500	15,755,738	1995	98.1
Jena, LA(5)	18,409,648	Nil	18,409,648	1984	130.3
Many, LA(5)(6)	448,189	6,219,140	6,667,329	1988	68.9
St. Joseph, LA(5)(6)	498,073	5,010,400	5,508,473	1975	95.0
Richwoods, MO	13,890,118	Nil	13,890,118	2003	79.9
Leesville, LA	5,256,072	Nil	5,256,072	2003	41.6
Austin, TX(3)	8,140,471	2,043,772	10,184,243	2000	8.4
Weatherford, TX(3)(6)	10,079,101	Nil	10,079,101	Early 1950's	10.2

Notes:

(1)
The figures in this column represent the sum of the remaining permitted airspace capacity (based on the most recently measured site densities) and the probable expansion airspace capacity assumed by management.

(2)
Based on current disposal volumes and a six day per week operation at each site.

(3)
Landfills that measure volume in gate yards. Remaining permitted airspace and future expansion airspace for these landfills are both listed in gate yards.

(4)
IESI operates the City of Frederick, Oklahoma C&D landfill which is not listed above primarily because it is a push and cover operation.

(5)
Landfills operated by IESI.

(6)
IESI has requested, or is in the process of requesting, permits to expand vertically and/or horizontally its landfills at Many and Henderson. If and when granted, and based on the current design of the expansion area, the applicable landfill lives will be increased to: Many, more than 68 years and Henderson, more than 58 years. It is difficult, time consuming and expensive to obtain permits, and, accordingly, IESI may not obtain any or all of the permits it requests. See "Risk Factors — Risks Related to the Combined Business — Landfill Operating Permits".

        IESI's Seneca Falls, New York landfill employs a landfill gas recovery system that transfers methane gas collected from closed portions of the landfill to an independently owned facility located at the landfill site, which converts the methane gas into electricity and supplies the landfill's electricity needs while contributing to those of the surrounding communities.

  Recycling

        IESI's recycling services include collection of recyclable materials from residential, commercial and industrial customers, for which it charges collection and processing fees. IESI's recycling operations also process for sale certain recyclable materials, such as paper, plastics and aluminium, which are marketed as commodities and are subject to significant price fluctuations. To mitigate its exposure to these price fluctuations, IESI has entered into a long-term agreement with Weyerhaeuser Company to purchase some of IESI's recycled office paper and cardboard. IESI's Seneca Falls, New York landfill has a tire recycling facility that reduces tires into chips which are then used in the construction of drainage blankets for new disposal cells at the landfill.

U.S. South

        IESI's South Region operations serve customers in the states of Texas, Louisiana, Oklahoma, Arkansas, Missouri and Mississippi. By capitalizing on its management team's extensive experience in acquiring, integrating and operating non-hazardous solid waste management businesses, particularly in the southern United States, IESI has significantly grown this region over the last twelve years. IESI has completed over 150 acquisitions in its South Region since 1995.

        IESI's South Region currently serves more than 740,000 residential customers and 61,000 commercial and industrial customers. In this region, IESI operates 44 collection operations, 19 transfer stations, 11 solid waste landfills, three C&D landfills and three recycling facilities. A substantial portion of IESI's operations in this region are fully or partially integrated, which enables IESI to currently internalize approximately 45% of the waste that it handles. IESI has 289 exclusive municipal contracts generating more than one-third of its South Region's revenue.

  Facilities and Services

        IESI seeks to create vertically integrated operations within each market served that include collection, transfer and disposal services. In addition, IESI attempts to internalize into its own landfills as much of the waste that it collects as possible. In collection areas where IESI does not currently operate a municipal solid waste landfill or lacks the municipal solid waste landfill capacity necessary to fully service its transfer stations and collection operations, it has a variety of low cost disposal alternatives, including:

  •
  negotiating competitive rates through long-term contracts with private operators;

  •
  obtaining competitive pricing in markets that have numerous disposal options; or

  •
  utilizing municipal landfills, which generally charge the same disposal rates to all customers.

        IESI also implements strategies to increase the amount of waste it internalizes in order to lower its costs by acquiring or permitting additional landfill capacity.

        The following table summarizes the facilities in each of the five states with operating locations in IESI's South Region as of December 31, 2007:

States	Collection Operations	Transfer Stations(1)	Landfills	Recycling Facilities
Arkansas	3	3	1	—
Louisiana	11	3	4	—
Missouri	4	1	1	—
Oklahoma	3	5	2	—
Texas	23	7	6	3

Total	44	19	14	3

Note

(1)
All transfer stations in IESI's South Region are permitted to accept both municipal solid waste and C&D waste.

U.S. Northeast

        IESI's Northeast Region services customers located in the states of New York, New Jersey, Pennsylvania and Maryland, and consist of six collection operations, nine municipal solid waste transfer stations, three C&D transfer stations, three municipal solid waste landfills, four paper recycling facilities, two C&D recycling facilities, one tire recycling facility and a transportation operation. IESI's Northeast Region operations serve more than 25,000 residential customers and 33,000 commercial and industrial customers. IESI has 24 municipal contracts in the Northeast Region, providing a variety of commercial, roll-off and residential collection services and transfer station services consisting of transfer and disposal.

        IESI's Northeast Region collection and transfer station operations primarily serve the New York City and Long Island markets. The New York City market is the largest solid waste market of any city in the United States. One of the three municipal solid waste landfills is IESI's Seneca Falls, New York landfill. The Seneca Falls landfill is the largest landfill in the State of New York, as measured by average daily volume. Under its municipal contracts with New York City, IESI transfers and disposes of up to 1,900 U.S. tons per day of municipal solid waste that New York City collects and deposits at IESI or third party transfer stations. IESI is one of seven companies that New York City has contracted with to service its collected municipal solid waste. See "Risk Factors — Risks Related to the Combined Business — Customer Concentration". IESI's Northeast Region currently internalizes 37% of the total volume of waste that it handled.

        IESI believes that its network of transfer stations in New York City and Long Island markets would be very hard to duplicate because of the scarcity of land and the difficulty of obtaining permits for transfer stations. IESI has completed over 25 acquisitions in its Northeast Region since 1998.

  Facilities and Services

        In the New York City metropolitan area, IESI has collection operations located in the Bronx, New York, Jersey City, New Jersey, and three collection operations on Long Island. IESI's collection operation in Pennsylvania serves customers in southern Pennsylvania and northern Maryland.

        Almost all of the municipal solid waste, C&D waste and recyclable paper IESI handles from its collection routes in the New York City metropolitan area is transferred through its network of municipal solid waste transfer stations, its C&D transfer stations and its recycling facilities. IESI typically either transports its municipal solid waste from its transfer stations to its landfills in New York and Pennsylvania, which are located within 100 to 400 miles of New York City or to third party incinerators and third party landfills typically under contractual arrangements.

        To the extent possible and at the Company's discretion, IESI seeks to internalize the municipal solid waste received by its transfer stations into its landfills. C&D debris that both IESI's collection operations and third parties deliver to its C&D transfer stations is transferred in transfer trailers to IESI's Seneca Falls, New York landfill or a third party landfill on Long Island, New York.

        The following table summarizes the facilities in each of the three operating districts in IESI's Northeast Region as of December 31, 2007:

States	Transportation Operations	Collection Operations	Transfer Stations(1)	Landfills	Recycling Facilities
New Jersey	—	1	—	—	1
New York	1	4	12	1	6
Pennsylvania	—	1	—	2	—

Total	1	6	12	3	7

Note

(1)
9 of the transfer stations are permitted to accept MSW waste and three of the transfer stations are permitted to receive C&D waste.

        Effective November 2003, IESI renewed its two non-hazardous solid waste management services contracts with New York City for initial terms of three years, with two one-year renewals, at New York City's option. Under these contracts, IESI transfers and disposes of up to an aggregate of 1,500 U.S. tons per day of municipal solid waste that New York City collects and delivers to two of IESI's Brooklyn transfer stations. In November 2007, New York City exercised the second of its two one-year renewals. Both of these two contracts will be re-bid by New York City in 2008. In February 2006, New York City awarded IESI an additional contract for three years with two one year options. The contract is for the disposal of up to 400 tons a day of municipal solid waste collected in Queens. New York City collects the residential waste and delivers it to a third party transfer station from which the waste is then transported to an IESI landfill. During 2007, New York City delivered average daily volumes of approximately 1,377 U.S. tons of solid municipal waste to IESI pursuant to the two contracts.

        IESI has a recycling facility in Jersey City, New Jersey, where it currently processes approximately 7,100 U.S. tons of paper products that it collects in Manhattan each month. In addition, IESI has three MSW and two C&D recycling facilities located at five of its transfer stations on Long Island.

        The permitted average daily volume is currently 1,375 U.S. tons for IESI's Bethlehem landfill, 1,450 U.S. tons for IESI's Chambersburg landfill and 6,000 U.S. tons for IESI's Seneca Falls, New York landfill. IESI's Seneca Falls, New York landfill includes a tire recycling facility and a landfill gas recovery system.

Competitive Strengths

  Market Focused and Vertically Integrated Operations

        IESI is a leading waste management services company in 38 markets located in two geographic regions of the United States. IESI operates the largest landfill in the State of New York based on average daily volume and believes it is among the top three commercial waste management providers in the substantial majority of its principal service areas. IESI has been successful in achieving economies of scale by securing collection and hauling contracts from customers located on its existing collection routes. Increased route density allows for greater asset utilization and therefore higher EBITDA margins. A majority of IESI's acquisitions have been "tuck in" acquisitions, which have allowed IESI to develop leading positions in the markets in which it operates. In addition, IESI has acquired transfer stations and landfills, resulting in greater internalization rates and higher EBITDA margins. IESI's integrated network of collection, transfer and disposal assets has allowed IESI to achieve over a 40% internalization rate in 2007. In addition, 39% of the waste disposed in IESI's landfills was from its collection operations, providing IESI with a steady base of volumes to commercially operate its landfills.

  Customer and Geographic Diversification

        IESI's collection base is highly diversified. IESI currently serves more than 765,000 residential customers and approximately 94,000 commercial and industrial customers. No single customer represented more than 2.0% of IESI's revenues in 2007, excluding its municipal contract with New York City, which represented 8.9%.

  Long Term Customer Relationships

        IESI has built a solid base of multi-year municipal contracts that give it the exclusive right to collect municipal solid waste in a particular municipality for a term of three to five years and provide for automatic renewal, subject to termination rights in favour of the customers. IESI believes that it has been able to maintain and extend its exclusive municipal contracts because of its high levels of service and performance.

        During 2007, over one-third of IESI's South Region's revenue was generated from municipal contracts. On November 1, 2003, IESI renewed its two non-hazardous solid waste management services contracts with New York City for initial terms of three years, with two one-year renewals, at New York City's option. Under these contracts, IESI transfers and disposes of up to an aggregate of 1,500 U.S. tons per day of municipal solid waste that New York City collects and deposits at its transfer stations in Brooklyn. In November 2007, New York City exercised the second and final one-year renewal on the contracts. In February 2006, New York City awarded IESI an additional contract for three years with two one year options. The contract is for the disposal of up to 400 tons a day of municipal solid waste collected in Queens. New York City collects the residential waste and delivers it to a third party transfer station from which the waste is then transported to an IESI landfill.

        IESI provides hand collection and containerized services to a wide variety of commercial and industrial customers. Its contracts with commercial and industrial customers typically have terms of three to seven years, have renewal options and may not be terminated by the customer prior to the end of the term without a penalty. IESI's individual market and customer focus enables it to effectively compete with other waste management companies.

Competition

        IESI operates in a highly competitive industry. Entry into certain segments of IESI's business and the ability to operate profitably in its industry require substantial amounts of capital, regulatory approvals and managerial experience.

        Competition in the non-hazardous solid waste management industry comes from a number of large, national, publicly owned companies, including WMI, Allied, and Republic Services, Inc., several regional companies, such as Veolia Environmental Services, Waste Connections, Inc., Casella Waste Systems, Inc., and Waste Industries USA, Inc., and approximately 27,000 mid-size to small privately owned companies in their respective markets. In the past few years, private equity firms have been increasing their investment in the non-hazardous solid waste industry. Typically these investors enter the industry by purchasing smaller, privately-owned regional solid waste companies. Some of IESI's competitors have significantly larger operations and significantly greater financial resources than it has. In addition to national and regional firms and numerous local companies, IESI competes in a few markets with those municipalities that maintain waste collection or disposal operations. These municipalities may have financial advantages due to their access to user fees and similar charges, tax revenue and tax-exempt financing, and some control of the disposal of waste collected within their jurisdictions.

        IESI competes for collection accounts primarily on the basis of price and the quality of its services.

        In each market in which IESI operates a landfill, it competes for landfill business on the basis of disposal costs, geographical location and quality of operations. IESI's ability to obtain landfill volume may be limited by the fact that integrated collection companies also operate landfills to which they send their waste.

Employees

        As of December 31, 2007, IESI had approximately 2,629 employees. Approximately 565 or 21%, of IESI's employees are covered by collective bargaining agreements negotiated with five different labour unions. Of IESI's unionized employees, 280 are represented by United Service Workers Union, INJAT, Local 339, under a contract that will expire on August 31, 2009. Another 248 are represented by Waste Material, Recycling and General Industrial Laborers, Local 108, under a contract that expires on February 28, 2010. An additional 28 employees are represented by the Private Sanitation Union Local 813 (affiliated with the International Brotherhood of Teamsters) under a contract that expires on October 31, 2008. Another eight employees are represented by the League of International Federated Employees (Local 890) under a contract that expires on

June 30, 2010. One employee is represented by the Teamsters Union Local 682 (affiliated with the International Brotherhood of Teamsters), under a contract that expires on January 31, 2008. Two other groups of employees were union represented but did not have a collective bargaining agreement finalized at year end. Seventeen of these employees were represented by International Union of Operating Engineers, Local 216, and another 29 by the Teamsters Union Local 682 (affiliated with the International Brotherhood of Teamsters). IESI has never experienced a strike or labour stoppage and management believes that IESI's relationships with its employees are generally good.

Properties

        As of December 31, 2007, IESI operated 50 collection operations, 31 transfer stations, 17 landfills, 10 recycling facilities and one transportation operation in its two regions. IESI leases various offices and facilities, including its principal executive offices in Fort Worth, Texas and its regional executive offices in Lyndhurst, New Jersey.

        IESI owns more than 1,245 waste collection vehicles and 325 support vehicles. The average age for routed collection vehicles is approximately five to six years. It also owns various other equipment, including, carts, containers, commercial compactors and 307 pieces of heavy equipment used at IESI's landfills, transfer stations, and recycling facilities. IESI believes that its existing facilities and equipment are adequate for its current operations.

RISK FACTORS

Risks Related to the Combined Business

  Landfill Operating Permits

        The BFI Canada Group may not be able to obtain, renew or continue to maintain certain permits, licenses and approvals it will require to operate its business.

        The growth strategy of the BFI Canada Group calls for expanding the total capacity and increasing the volume limits of a number of its facilities. Permits, licenses and approvals to operate or expand non-hazardous solid waste landfills and transfer stations have become increasingly difficult, time consuming and expensive to obtain. Obtaining permits often takes years as a result of numerous hearings and the time needed to comply with land use, environmental and other regulatory requirements. Granting of these permits is also often subject to resistance from citizen groups or other entities. The ability of the BFI Canada Group to continue to sustain its vertical integration strategy will depend on its ability to maintain its existing operations, establish new landfills and transfer stations, expand its landfills and transfer stations, and increase applicable daily or periodic tonnage allowances. Failure to obtain the required permits to establish new landfills and transfer stations or expand the permitted capacity of its existing landfills and transfer stations could hinder vertical integration and impair its business strategy.

        The Lachenaie landfill in Québec has approximately 6 months remaining on its current operating certificate of authorization. Future decrees and certificates of authorization will be required to complete the filling of the remaining capacity of approximately 25.5 million tonnes. If the additional capacity is approved, the total operating life of the site could be extended to approximately 20 years based on the current maximum approved annual disposal volume. However, the granting of such approvals is entirely within the discretion of the Government of Québec and there can be no assurance that the relevant approvals will be granted or, if granted, that they will be on the terms applied for. See "Risk Factors — Risks Related to the Combined Business — Landfill Operating Permit Challenges".

        The landfill in Calgary, Alberta recently received a permit allowing it to operate until December 31, 2010. There are no future expansion possibilities available for this site. BFI Canada Holdings plans to locate and develop a new landfill site in order to continue to service the Calgary market. However, there can be no assurance that BFI Canada Holdings will be able to locate and develop a new site or obtain the necessary permits in connection therewith. Failure to locate and develop a new landfill in the Calgary area prior to the end of the current landfill site's remaining operating life would have an adverse affect on the business, financial condition and results of operations of BFI Canada Holdings.

        Even when granted, permits to expand are often not approved until the remaining permitted disposal capacity of a landfill is very low. If such permits are delayed or, the BFI Canada Group fails to obtain such permits, the BFI Canada Group may have to dispose of collected waste at landfills operated by its competitors or haul the waste long distances at a higher cost to another of its landfills and it may incur closure costs sooner, or accrue them at a higher rate, or suffer asset impairments. Failure or excessive delays in obtaining permits could therefore significantly increase BFI Canada Group's waste disposal expenses and have a material adverse effect on its business, financial condition, results of operation and ability to comply with covenants in available credit facilities and thereby impair its access to capital.

        In addition, the BFI Canada Group has material financial obligations to pay closure and post-closure costs in respect of its landfills. The BFI Canada Group has estimated these costs and made provisions for them, but these costs could exceed current provisions as a result of, among other things, any federal, provincial, state or local government regulatory action including unanticipated closure and post-closure obligations. The requirement to pay increased closure and post-closure costs could substantially increase the operating costs for the BFI Canada Group and cause its net income to decline.

  Landfill Operating Permit Challenges

        In Québec, two major approvals are required before landfill capacity can be used. The first approval is a decree issued by the Executive Council ("Cabinet") of the Government of Québec. A decree results from satisfactory consideration and review of the proponents' application by the Minister of Sustainable Development, Environment and Parks (which necessarily includes an environmental impact statement), any supporting information such as the ministerial analysis report, and any other pertinent information. If public hearings are held, it also includes the review of the commission's report. The decree approves a landfill and its design and overall capacity in principle, and sets forth certain overriding conditions of approval. The decree is binding on the Minister of Sustainable Development, Environment and Parks when the Minister issues the other approvals, such as the second major approval, a certificate of authorization. A certificate of authorization is required to develop and operate a landfill and is issued on behalf of the Minister at the regional level pursuant to a further application filed by the operator once the decree is issued. The certificate of authorization typically includes a more detailed set of conditions than those included in the decree. In the case of both the decree and the certificate of authorization, the use of the overall capacity may be approved in steps. Recent decrees have provided for approval of five year partial capacity at a time.

        In February 2004, BFI Usine received Decree 89-2004 from the Government of Québec to expand the Lachenaie landfill site. The decree approves, subject to several conditions, an expansion design that is capable of receiving a total projected capacity of 33 million cubic meters. The decree, and the subsequently issued certificate of authorization, approved a maximum fillable capacity of 6.5 million cubic meters (which BFI Canada Holdings expects to equate eventually to approximately 6 million tonnes), to be used at a maximum rate of 1.3 million tonnes per year. Based on the non-hazardous solid waste received since the issuance of the certificate of authorization, approximately 6 months of capacity remains available under the terms of the decree. The BFI Canada Group has applied for and expects to receive a new decree with respect to the Lachenaie landfill.

        In order to receive approval to use designed capacity in addition to that approved under the current decree and certificate of authorization, additional decrees and certificates of authorization must be obtained. Future decrees and certificates of authorization required to complete the filling of the remaining capacity of approximately 25.5 million tonnes are expected to be granted. If the additional capacity is approved, the total lifetime of the site could be extended approximately 20 years based on the maximum approved annual disposal volume. The granting of such approvals is entirely within the discretion of the Government of Québec, and there can be no assurance that the relevant approvals will be granted or, if granted, that they will be on the terms applied for by BFI Usine. In making its decision, the BFI Canada Group expects that the Government of Québec will consider the Metropolitan Waste Management Plan for the Communauté Métropolitaine de Montréal, which plan assumes the continuance of BFI Usine operations in Lachenaie.

        On October 23, 2004, a formal notice of threatened legal proceedings against the Québec Government was delivered to the Premier of Québec and others requesting the closure of the Lachenaie landfill. On

November 22, 2004, a statement of claim in respect of these matters was filed in the Québec Superior Court (Montreal District) naming the Government of Québec, the provincial Minister of Environment, the provincial Minister of Health and Social Services, the Director of Public Health and BFI Usine as defendants. Among other things, the action sought damages of $250,000 and a declaration that Decree No. 89-2004 and the certificate of authorization issued on April 27, 2004 in respect of operations at the Lachenaie landfill are illegal, void and without effect. The trial of this action was completed in 2006 and the decision of the Court received in August 2006. The Court dismissed the plaintiffs' request to close the landfill after a 35-day hearing. The only findings in favour of the plaintiffs was an order requiring the defendants to provide information relating to the operation of the landfill and costs. The decision of the Court is being appealed by the parties. The appeals are not expected to be heard and finally determined until 2009.

        Although management does not believe that any of the foregoing risks are likely to develop into material issues, there can be no assurance that this will be the case, including with respect to any permit modifications or any decision in any pending appeal or any legal proceeding, and that such developments will not have a material adverse effect on the business, financial condition, operating results and cash flows of the BFI Canada Group.

  Acquisition Strategy

        BFI Canada Group's growth strategy is based, in part, on its ability to acquire other non-hazardous solid waste management businesses, particularly transfer stations and landfill operations. The success of this acquisition strategy will depend, in part, on its ability to:

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  identify suitable businesses to buy;

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  negotiate the purchase of those businesses on terms acceptable to it;

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  complete the acquisitions within its expected time frame;

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  improve the results of operations of the businesses that it buys and successfully integrate their operations into its own; and

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  respond to any concerns expressed by regulators, including anti-trust or competition law concerns.

        The BFI Canada Group may fail to properly complete any or all of these steps. The BFI Canada Group may not be able to find appropriate acquisition candidates, acquire those candidates that it finds, obtain necessary permits or integrate acquired businesses effectively or profitably, and it may experience other impediments to its acquisition strategy.

        Many of BFI Canada Group's competitors are also seeking to acquire collection operations, transfer stations and landfills, including competitors that have greater financial resources than the BFI Canada Group. Increased competition may reduce the number of acquisition targets available to the BFI Canada Group and may lead to unfavourable terms as part of any acquisition, including high purchase prices. If acquisition candidates are unavailable or too costly, the BFI Canada Group may need to change its business strategy.

        BFI Canada Group's integration plan for acquisitions will contemplate certain cost savings, including the elimination of duplicative personnel and facilities. Unforeseen factors may offset the estimated cost savings or other components of its integration plan in whole or in part and, as a result, it may not realize any cost savings or other benefits from future acquisitions. Further, any difficulties the BFI Canada Group encounters in the integration process could interfere with its operations and reduce its operating margins. Even if the BFI Canada Group is able to make acquisitions on advantageous terms and is able to integrate them successfully into its operations and organization, some acquisitions may not fulfill its strategy in a given market due to factors that it cannot control, such as market position or customer base. As a result, operating margins could be less than the BFI Canada Group originally anticipated when it made those acquisitions. It then may change its strategy with respect to that market or those businesses and decide to sell the operations at a loss, or keep those operations and recognize an impairment of goodwill, capital or intangible assets/landfill assets.

        The BFI Canada Group also cannot be certain that it will have enough capital or be able to raise enough capital by issuing, directly or through the Fund, equity or debt securities or through other financing methods on reasonable terms, if at all, to complete the purchases of the businesses that it wants to buy. Acquisitions may increase its capital requirements, and thereby exacerbate the risks mentioned under "Risk Factors". Further, as a result of recent changes to the Tax Act (as defined herein), the ability of the Fund to issue additional Units or other securities exchangeable for or convertible into Units to finance acquisitions is restricted. See "Risk Factors — Risks Related to an Investment in Units — Income Tax Matters".

        BFI Canada Group's failure to implement its acquisition strategy could have an adverse effect on other aspects of its business strategy and its business in general. For example, BFI Canada Group's ability to continue to successfully implement its vertical integration strategy will depend on its ability to identify and acquire or develop additional suitable landfills, collection operations and transfer stations and obtain necessary permits.

        In addition, in accordance with Canadian GAAP, the BFI Canada Group will capitalize some expenditures and advances relating to pending acquisitions. If such a pending acquisition is not consummated, it will charge any such expenditures and advances against earnings. Therefore, the BFI Canada Group may incur such charges against earnings in future periods, which could have a material adverse effect on the business, financial condition and results of operations of the BFI Canada Group.

        BFI Canada Group's acquisitions will also involve the potential risk that it will fail to assess accurately all of the pre-existing liabilities of the operations acquired, including liabilities of the type described under "Risk Factors".

        BFI Canada Group's increased size means that government regulators, such as competition law or anti-trust regulators in Canada or the United States, may examine its acquisitions more closely. These regulators may object to certain purchases or place conditions on them that would limit their benefit to the BFI Canada Group.

        If the BFI Canada Group is unsuccessful in implementing its acquisition strategy for the reasons discussed above or otherwise, its financial condition and results of operations could be materially adversely affected.

  Growth

        The BFI Canada Group may not be able to successfully manage its growth. The BFI Canada Group's growth strategy will place significant demands on its financial, operational and management resources. In order to continue its growth, it will need to add administrative, management and other personnel, and make additional investments in operations and systems. The BFI Canada Group may not be able to find and train qualified personnel, or do so on a timely basis, expand its operations and systems or expand and/or replace landfill capacity to the extent, and in the time, required.

  Loss of Contracts

        The BFI Canada Group may lose contracts through competitive bidding or early termination, which would cause its revenue and profitability to decline.

        For instance, IESI derives a substantial portion of its revenue from services provided under municipal contracts. Many of these may be subject to competitive bidding at some time in the future. As of December 31, 2007, IESI had approximately 95 municipal contracts, representing annual revenues of approximately US$57.0 million, which are scheduled to expire in the next twelve months. As of December 31, 2007, BFI Canada Holdings has 5 municipal contracts, representing annual revenues of approximately $9.4 million that are scheduled to expire in the next twelve months. BFI Canada Newco also intends to bid on additional municipal contracts. In addition, some customers of the BFI Canada Group may terminate their contracts before the end of the contract term. If the BFI Canada Group loses contracts through competitive bidding, early termination or other competitive pressures, or if municipalities renegotiate existing contracts, it may not be able to replace the lost contract revenue, which will result in a decrease in its revenue. Whether the BFI Canada Group is the successful bidder for any particular contract is subject to significant uncertainty.

  Reliance on Third Party Disposal Customers

        The loss of third party disposal customers could reduce the revenues and profitability of the BFI Canada Group. Approximately 60% of the total tonnage received by the landfills owned by BFI Canada, and 61% of the total tonnage received by IESI's landfills, is derived from disposal of waste received from third party disposal customers and the balance of the tonnage is collected by BFI Canada Holdings and IESI. Accordingly, the BFI Canada Group will be dependent upon maintaining a certain level of third party disposal customers at its landfills in order to be able to continue to operate its landfills at profitable levels. Operating and maintaining a landfill is capital intensive and generally requires performance bonds and letters of credit to secure performance and financial obligations. As a result, a steady volume of waste is required over the operating life of the landfill in order to maintain profitable operations.

        There can be no assurance that the BFI Canada Group will maintain its relationships or continue to provide services to any particular disposal customer at current levels. There can be no assurance that third party customers will continue to utilize these sites and pay acceptable gate rates that generate acceptable EBITDA margins for the BFI Canada Group. Decreases could occur if new landfills open, if disposal customers of the BFI Canada Group fail to renew their contracts, if the volume of waste disposed of by customers decreases or if the BFI Canada Group is unable to increase the gate rates charged to correspond with increasing costs of operations. In addition, new contracts for disposal services entered into by the BFI Canada Group may not have terms similar to those contained in current arrangements with customers, in which case revenues and profitability would decline.

        A decrease in the amount of waste disposed of at any of BFI Canada Group's landfills or a decrease in the prices charged by the BFI Canada Group for disposal at its landfills could have a material adverse effect on the business, financial condition and results of operations.

  Geographic Concentration

        BFI Canada Newco's Canadian operations and the operations of the Ridge Landfill Trust are concentrated in 20 markets in the provinces of British Columbia, Alberta, Manitoba, Ontario and Québec and are susceptible to those markets' local economies, regulations and seasonal fluctuations.

        IESI's operations are geographically concentrated in the northeastern and southern United States and susceptible to those regions' local economies, regulations and seasonal fluctuations.

        IESI operates in the following ten states: Texas, Arkansas, Missouri, Oklahoma, Louisiana, Mississippi, New York, New Jersey, Pennsylvania and Maryland. Management estimates that IESI derived more than 37.8% of its revenue during 2006 and 35.3% of its revenue for 2007 from services provided in Texas, and more than 33.5% of its revenue during 2006 and 36.2% of its revenue for 2007 from services provided in New York. The Winters Bros. acquisition in New York will increase the percentage of IESI revenues earned in 2008 in New York State. Accordingly, economic downturns in Texas or New York and other factors affecting such states, such as state regulations affecting the non-hazardous solid waste management industry or severe weather conditions could have a materially adverse affect on the business, financial condition and results of operations of the BFI Canada Group. In addition, the costs and time involved in obtaining permits for, and the scarcity of, available landfills in the northeastern United States could make it difficult for BFI Canada Group to expand vertically in its Northeast Region.

        IESI provides significant C&D debris services in its South Region. The C&D debris market is more cyclical than the municipal solid waste market because it is based on the volume of construction projects. If IESI's South Region suffers a recession or other economic downturn, IESI would likely experience reduced revenue from its C&D operations in that region.

  Customer Concentration

        IESI attributed 10.2% of its revenue in 2006 and 8.9% of its revenue for 2007 to its contracts with New York City. On October 31, 2007, two of these contracts were renewed by New York City for the final year permissible by each contract. New York City will re-bid these contracts during 2008.

        IESI's contracts with New York City could be terminated by New York City upon 60 days' notice. If these contracts are terminated, or not renewed, IESI may not be able to replace the resulting lost revenue. The loss of New York City as a customer could have a material adverse effect on the business, financial condition and results of operations of the BFI Canada Group.

        In addition, during 2002, New York City announced changes to its solid waste management plan that would include reducing or eliminating the City's reliance on private transfer stations, such as the ones IESI operates in New York City. While the plan is preliminary and has undergone substantial revision, New York City continues to pursue major changes in its system for transferring and disposing of residential waste. If New York City implements changes to this system, it is possible that IESI's existing contracts with the City would be modified or not renewed.

  Weather

        Seasonality and weather may temporarily affect BFI Canada Group's revenues and expenses. The BFI Canada Group generally experiences lower C&D debris volumes during the winter months when the construction industry is less active. Frequent and/or heavy snow and ice storms can affect revenues, primarily from transfer station and landfill operations, which are volume based, and the productivity of collection operations. Higher than normal rainfall and more frequent rain storms over a 30 to 90 day period can put additional stress on the construction industry, increased disposal expenses and lowering the volumes of waste handled in our landfills.

  Labour Unions

        Efforts by labour unions to organize employees of the BFI Canada Group could divert management attention and increase operating expenses. Management cannot predict which, if any, groups of employees may seek union representation in the future or the outcome of any collective bargaining. As of December 31, 2007, approximately 565, or 21%, of IESI's employees were covered by collective bargaining agreements negotiated with 5 separate labour unions. Two other groups of employees were union represented but did not have a collective bargaining agreement finalized at year end. 17 of these employees were represented by International Union of Operating Engineers, Local 216, and another 29 by the Teamsters Union Local 682 (affiliated with the International Brotherhood of Teamsters). BFI Canada has 13 collective bargaining agreements which have terms ranging from two to five years, representing approximately 490, or 40%, of BFI Canada's employees. The collective bargaining agreements expire from 2008 to 2010. The negotiation or renegotiation of these agreements could divert management attention and the terms of any agreements could have a material adverse effect on the business, financial condition and results of operations of the BFI Canada Group. If the BFI Canada Group is unable to negotiate acceptable collective bargaining agreements, it may have to wait through "cooling off" periods, which are often followed by union initiated work stoppages, including strikes. Depending on the type and duration of any work stoppage, the operating expenses of the BFI Canada Group could increase significantly, which could have an adverse effect on its financial condition, results of operations and cash flows.

  Fuel Costs

        Fluctuations in fuel costs could affect BFI Canada Group's operating expenses and results. The price and supply of fuel is unpredictable and fluctuates based on events outside of BFI Canada Group's control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of the Petroleum Exporting Countries and other oil and gas producers, war and unrest in oil producing countries, regional production patterns and environmental concerns. BFI Canada Group will need a significant amount of fuel to run its collection and transfer trucks, and any price escalations or reductions in the supply could increase its operating expenses and have a negative impact on its consolidated financial condition, results of operations and cash flows. BFI Canada Group will from time to time attempt to offset increased fuel costs through the implementation of fuel surcharges. However, it may not always be able to pass through all of the increased fuel costs due to the terms of certain customers' contracts and market conditions.

  Key Executives

        The BFI Canada Group depends heavily on the members of its management team and their departure could cause its operating results to suffer. The future success of the BFI Canada Group, will depend on, among other things, its ability to keep the services of these executives and to hire other highly qualified employees at all levels. The BFI Canada Group will compete with other potential employers for employees, and it may not be successful in hiring and keeping the services of executives and other employees that it needs. The loss of the services of, or the inability to hire, executives or key employees by the BFI Canada Group could hinder its business operations and growth.

  Localized Decision Making

        The localized decision making structure of BFI Canada Group could allow local managers to make decisions that adversely affect its operating results. Local managers have the authority to make many decisions concerning their operations without obtaining prior approval from centralized senior management, subject to compliance with general company-wide policies. Poor decisions by local managers could result in a loss of customers or increases in costs, in either case having an adverse effect on the business, financial condition and results of operations of the BFI Canada Group.

  Surety Bonds, Letters of Credit and Insurance

        If the BFI Canada Group is unable to obtain performance or surety bonds, letters of credit or insurance, it may not be able to enter into additional solid waste or other collection contracts or retain necessary landfill operating permits. Collection contracts, other municipal contracts and landfill closure and post-closure obligations may require performance or surety bonds, letters of credit or other financial assurance to secure contractual performance or comply with provincial, state or local laws or environmental regulations. BFI Canada Group and IESI, as applicable, have typically satisfied these requirements by posting bonds. In addition, as of December 31, 2007, they had $33 million, and US$141 million, respectively, of such bonds in place. Alternatively, the BFI Canada Group may use letters of credit. Closure bonds may become more difficult or costly to obtain in the future. If the BFI Canada Group were to draw fully upon available credit facilities or were unable to obtain performance or surety bonds or additional letters of credit in sufficient amounts or at acceptable rates, it could be precluded from entering into additional collection contracts or obtaining or retaining landfill operating permits. Any future difficulty in obtaining insurance also could impair the ability of the BFI Canada Group to secure future contracts that are conditional upon the contractor having adequate insurance coverage. Accordingly, the failure of the BFI Canada Group to obtain performance or surety bonds, letters of credit or other financial assurances or to maintain adequate insurance coverage could limit operations or violate state or local requirements and have a materially adverse effect on the business, financial condition and results of operations.

  Leverage, Restrictive Covenants and Capital Requirements

        The ability of the BFI Canada Group to pay dividends or make other payments or advances (which will support distributions to be paid on the Units) will be subject to applicable laws and contractual restrictions contained in the instruments governing the indebtedness of those entities (including the existing credit facilities). The degree to which the BFI Canada Group is leveraged could have important consequences to the Unitholders including: the ability of the BFI Canada Group to obtain additional financing for working capital, capital expenditures or acquisitions in the future may be limited; a significant portion of BFI Canada Group's cash flow from operations may be dedicated to the payment of the principal of and interest on its indebtedness, thereby reducing funds available for future operations; certain of BFI Canada Group's borrowings will be subject to variable rates of interest, which will expose the BFI Canada Group to the risk of increased interest rates; and the BFI Canada Group may be more vulnerable to economic downturns and be limited in its ability to withstand competitor pressures. These factors may increase the sensitivity of distributable cash to interest rate variations.

        The ability of the BFI Canada Group to remain competitive, sustain its growth and expand its operations will require large amounts of cash. Management expects to obtain this cash from operating cash flow and borrowings under available credit facilities. However, the BFI Canada Group may require additional equity or debt financing to fund its growth and debt repayment obligations.

        If the BFI Canada Group undertakes acquisitions or expands its operations, its capital expenditures, including closure, post-closure and remediation expenditures, may increase. The increase in expenditures may reduce working capital and require financing for working capital deficits. In addition, if the BFI Canada Group is required to close a landfill sooner than it currently anticipates, or if it reduces its estimate of a landfill's remaining available volume, it may be required to incur such costs earlier or accrue liabilities for them at a higher rate.

        The cash needs of the BFI Canada Group will increase if the expenditures for closure and post-closure monitoring increase above its current reserves taken for these costs. Expenditures for these costs may increase if any federal, provincial, state or local government regulatory action is taken to accelerate or otherwise increase such expenditures. These factors, together with those discussed above, could substantially increase the operating costs of the BFI Canada Group and therefore impair its ability to invest in its existing or new facilities.

        The BFI Canada Group may need to refinance its available credit facilities or other debt and there can be no assurance that it will be able to do so or be able to do so on terms as favourable as those presently in place. If the BFI Canada Group is unable to refinance these credit facilities or other debt, or is only able to refinance these credit facilities or other debt on less favourable and/or more restrictive terms, this may have a material adverse effect on the financial position of the BFI Canada Group, which may result in a reduction or suspension of cash distributions to Unitholders. Distributions from BFI Canada Holdings and IESI to the Fund may be restricted if either BFI Canada Holdings or IESI fails to maintain certain covenants under the Canadian Revolving Credit Agreement (as defined herein) or the U.S. Credit Facility (as defined herein) respectively (such as a failure to maintain certain customary financial ratios). In addition, the terms of any new credit facility or debt may be less favourable or more restrictive than the terms of the existing credit facilities or other debt, which may indirectly limit or negatively impact the ability of the Fund to pay cash distributions.

  Uninsured and Underinsured Losses

        The Fund seeks to obtain and maintain, at all times, insurance coverage in respect of potential liabilities of the Fund and the accidental loss of value of the assets of the Fund from risks, in those amounts, with those insurers, and on those terms considered appropriate, taking into account all relevant factors including the practices of owners of similar assets and operations. However, not all risks are covered by insurance, and no assurance can be given that insurance will be available consistently or on an economically feasible basis or that the amounts of insurance will at all times be sufficient to cover each and every loss or claim that may occur involving the assets or operations of the BFI Canada Group.

  Legislation and Governmental Regulation

        The BFI Canada Group is subject to extensive legislation and governmental regulation that may restrict its operations or increase its costs of operations.

        The BFI Canada Group's equipment, facilities and operations are subject to extensive and changing federal, provincial, state and local laws and regulations relating to environmental protection, health, safety, training, land use, transportation and related matters. These include, among others, laws and regulations governing the use, treatment, transportation, storage and disposal of solid and hazardous wastes and materials, air quality, water quality, permissible or mandatory methods of processing waste and the remediation of contamination associated with the release of hazardous substances. Environmental laws and regulations have been enforced more stringently in recent years. In addition, federal, provincial, state and local governments may change the rights they grant to, and the restrictions they impose on, non-hazardous solid waste management companies, and those changes could restrict the operations and growth of the BFI Canada Group.

        The BFI Canada Group's compliance with regulatory requirements is costly. The BFI Canada Group may be required to enhance, supplement or replace its equipment and facilities and to modify landfill operations and, if it is unable to comply with applicable regulatory requirements, it could be required to close landfills. The BFI Canada Group may not be able to offset the cost of complying with these requirements. In addition, environmental regulatory changes or an inability to obtain extensions to the life of a landfill could accelerate or increase accruals or expenditures for closure, final closure and post-closure monitoring and obligate the BFI Canada Group to spend sums in addition to those presently accrued for such purposes.

        Extensive regulations govern the design, operation and closure of landfills. For example, in October 1991, the U.S. Environmental Protection Agency ("EPA") established minimum federal requirements for solid waste landfills under Subtitle D of The Federal Resource Conservation and Recovery Act of 1976, as amended. If IESI fails to comply with the Subtitle D regulations, it could be required to undertake investigatory or remedial activities, curtail operations or close a landfill temporarily or permanently, or be subject to monetary penalties. Moreover, if regulatory agencies fail to enforce the Subtitle D regulations vigorously or consistently, competitors whose facilities do not comply with the Subtitle D regulations or their state counterparts may obtain an advantage over the IESI. The financial obligations of BFI Canada Group arising from any failure to comply with the Subtitle D regulations could harm its business and earnings.

        Certain of BFI Canada Group's waste disposal operations traverse state, provincial, county and the Canada/U.S. national boundaries. In the future, BFI Canada Group's collection, transfer and landfill operations may be affected by proposed U.S. federal legislation governing interstate shipments of waste. Such proposed federal legislation could prohibit or limit the disposal of out-of-state waste (including waste from Canada) and may require states, under certain circumstances, to reduce the amount of waste exported to other states. If this or similar legislation is enacted in states in which IESI operates, it could have material adverse results, including for the IESI landfills that receive a significant portion of waste originating from out-of-state, and the IESI's operations could be negatively affected. In addition, management believes that several states have proposed or have considered adopting legislation that would regulate the interstate transportation and disposal of waste in the states' landfills.

        Collection, transfer and landfill operations for IESI may also be affected by "flow control" legislation. Some states and local governments may enact laws or ordinances directing waste generated within their jurisdiction to a specific facility for disposal or processing. If this or similar legislation is enacted, state or local governments could limit or prohibit disposal or processing of waste in transfer stations or landfills or in third party landfills used by IESI.

        In 1996, the New York City Council enacted Local Law 42, which prohibits the collection, disposal or transfer of commercial and industrial waste without a license issued by the New York City Business Integrity Commission, formerly known as the Trade Waste Commission (the "Business Integrity Commission"), and requires Business Integrity Commission approval of all acquisitions or other business combinations in New York City proposed by all licensees. The need for review by the Business Integrity Commission could delay BFI Canada Newco's consummation of acquisitions in New York City, which could limit its ability to expand its business there.

        From time to time, provincial, state or local authorities consider and sometimes enact laws or regulations imposing fees or other charges on waste disposed of at landfills. If any significant fees are imposed in jurisdictions in which the BFI Canada Group operates and it is not able to pass the fees through to its customers, its operations and profitability could be negatively affected.

        The BFI Canada Group and its senior representatives, managers and other employees must comply with the requirements of federal, provincial and state legislation related to worker health and safety. These requirements can be onerous and include, in Canada, a requirement that any person that directs (or has the authority to direct) how another person does work or performs a task must take reasonable steps to prevent bodily harm to any person arising from that work or task. Failure to comply with these requirements may result in criminal or quasi-criminal proceedings and related penalties.

        The operational and financial effects discussed above associated with compliance with the laws and regulations and changes thereto to which the BFI Canada Group will be subject could require it to make material expenditures or otherwise materially adversely affect the way it operates its business, as well as have a material adverse effect on the business, financial condition and results of operations.

  Environmental Regulation and Litigation

        The BFI Canada Group may be subject to legal action relating to compliance with environmental laws, and to civil claims from parties alleging some harm as a consequence of migrating contamination, odours, and other releases to the environment or other environmental matters (including the acts or omissions of its predecessors) for which the business may be responsible. It may also be subject to court challenges of its operating permits, as in the Lachenaie case noted above under "Risk Factors — Risks Related to the Combined Business — Landfill Operating Permit Challenges".

        Non-hazardous solid waste management companies are often subject to close scrutiny by federal, provincial, state and local regulators, as well as private citizens, and may be subject to judicial and administrative proceedings, including proceedings relating to their compliance with environmental and local land use laws.

        In general, environmental laws authorize federal, provincial, state or local environmental regulatory agencies and attorneys general (and in some cases, private citizens) to bring administrative or judicial actions for violations of environmental laws or to revoke or deny the renewal of a permit. Potential penalties for such violations may include, among other things, civil and criminal monetary penalties, imprisonment, permit suspension or revocation, and injunctive relief. These agencies and attorneys general may also attempt to revoke or deny renewal of BFI Canada Group's permits, franchises or licenses for violations or alleged violations of environmental laws or regulations. Under certain circumstances, citizens are also authorized to file lawsuits to compel compliance with environmental laws, regulations or permits under which the BFI Canada Group will operate and to impose monetary penalties. Surrounding landowners or community groups may also assert claims alleging environmental damage, personal injury or property damage in connection with BFI Canada Group's operations.

        From time to time, the BFI Canada Group has received, and may in the ordinary course of business in the future receive, citations or notices from governmental authorities alleging that its operations are not in compliance with its permits or certain applicable environmental or land use laws or regulations. The BFI Canada Group will generally seek to work with the relevant authorities and citizens and citizen groups to resolve the issues raised by these citations or notices. However, the BFI Canada Group may not always be successful in resolving these types of issues without resorting to litigation or other formal proceedings. Any adverse outcome in these proceedings, whether formal or informal, could result in negative publicity, reduce the demand for BFI Canada Group's services and negatively impact its revenue. A significant judgment against the BFI Canada Group, the loss of a significant permit or license or the imposition of a significant fine could also have a material adverse effect on its financial condition and results of operations.

        IESI's future compliance with landfill gas management requirements under the Clean Air Act of 1970, as amended, may require installation of costly equipment, as well as operation and maintenance costs.

  Environmental Contamination

        The BFI Canada Group may have liability for environmental contamination associated with its own current and former facilities as well as third party facilities. The BFI Canada Group may also be susceptible to negative publicity if it is identified as the source of potential environmental contamination.

        The BFI Canada Group could be liable to federal, provincial or state governments or other parties if hazardous (or other regulated or potentially harmful) substances contaminate or have contaminated its properties, including soil or water under its properties, or if such substances from its properties contaminate or have contaminated the properties of others. The BFI Canada Group could be liable for this type of contamination even if the contamination did not result from its activities or occurred before the BFI Canada Group owned or operated the properties. BFI Canada Group also could be liable for such contamination at properties to which it transported such substances or arranged to have hazardous substances transported, treated or disposed. Certain environmental laws such as the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), and similar federal, provincial and state laws, impose joint and several and strict liability in connection with environmental contamination, which means that the BFI Canada Group could have to pay all recoverable damages, even if the BFI Canada Group did not cause or permit the event, circumstance or condition giving rise to the damages. Moreover, many substances are defined as "hazardous" under CERCLA and their presence, even in minute amounts, can result in substantial liability. While the BFI Canada Group may seek contribution for these expenses from others, it may not be able to identify who the other responsible parties are and it may not be able to compel them to contribute to these expenses or they may be insolvent or unable to afford to contribute. If the BFI Canada Group incurs liability under CERCLA or similar federal, provincial or state laws and if it cannot identify other parties whom it can compel to contribute to its expenses and who are financially able to do so, it could have a material adverse effect on our financial condition and results of operations.

        In addition, the BFI Canada Group has previously acquired, and may in the future acquire, businesses that may have handled and stored, or will handle and store, hazardous substances, including petroleum products, at their facilities. These businesses may have released substances into the soil or groundwater. They also may have transported or disposed of substances or arranged to have transported, disposed of or treated substances to or at other properties where substances were released into soil or groundwater. Depending on the nature of BFI Canada Group's acquisition of these businesses and other factors, BFI Canada Group could be liable for the cost of cleaning up any contamination, and other damages, for which the acquired businesses are liable. Any indemnities or warranties BFI Canada Group obtained or obtains in connection with the purchases of these businesses may not suffice to cover these liabilities, due to limited scope, amount or duration, the financial limitations of the party who gave or gives the indemnity or warranty or other reasons. Moreover, available insurance does not cover liabilities associated with some environmental issues that may have existed prior to attachment of coverage.

        The BFI Canada Group could be subject to legal actions brought by governmental or private parties in connection with environmental contamination or discharges. Any substantial liabilities associated with environmental contamination, whether to federal, provincial or state environmental authorities or other parties, could have a material adverse effect on BFI Canada Group's financial condition and results of operations.

        The 26-acre currently inactive Tantalo landfill, which is located on the Seneca Falls, New York property, has been identified by the State of New York as an "Inactive Hazardous Waste Disposal Site". In September 2003, the DEC issued a consent order which requires Seneca Meadows, Inc. to develop a hazardous waste disposal site remedial program for the landfill. Because the remediation effort is ongoing, the total cost of the remediation is subject to change. In October 2003, IESI purchased a 10 year "Clean-up Cost Cap Insurance Policy" which provides an additional US$25 million of coverage (with a 10% co-pay) in excess of a self-insured retention for the estimated remediation costs. As of December 31, 2007, the total Tantalo landfill remediation costs to date had not exceeded the self-insured retention.

        If the total cost of expected compliance costs or any remediation substantially exceeds BFI Canada Group's applicable reserves and insurance coverage, it could have a material adverse effect on the business, financial condition and results of operations of the BFI Canada Group.

  Competition

        Competition could reduce profitability or limit the growth potential of the BFI Canada Group.

        The North American non-hazardous solid waste management industry is very competitive, and management expects that increased consolidation in the industry will increase competitive pressures. Competition may require the BFI Canada Group to discount its prices, which could reduce its revenue and have a material adverse effect on its business, financial condition and results of operations.

        The BFI Canada Group will face competition from several larger and better capitalized competitors and a large number of local and regional competitors. Some of the competitors of the BFI Canada Group will have significantly larger operations, significantly greater financial resources and greater name recognition or be able or willing to provide or bid their services at a lower price. Because companies can enter the collection segment of the non-hazardous solid waste management industry with very little capital or technical expertise, there are a large number of regional and local collection companies in the industry. The BFI Canada Group will face competition from these businesses in the markets and regions it currently serves. Similar competition may exist in each location into which the BFI Canada Group tries to expand in the future. In addition to national and regional firms and numerous local companies, the BFI Canada Group will compete in certain markets with those municipalities that maintain waste collection or disposal operations. These municipalities may have financial advantages due to their access to user fees and similar charges, tax revenue and tax exempt financing, and some control of the disposal of waste collected within their jurisdictions.

        In each market in which the BFI Canada Group operates a landfill, it will compete for solid waste business on the basis of disposal or "tipping" fees, geographical location and quality of operations. The ability of the BFI Canada Group to obtain solid waste business for its landfills may be limited by the fact that some major collection companies also operate landfills to which they send their waste. In markets in which the BFI Canada Group does not operate a landfill, its collection operations may operate at a disadvantage to fully integrated competitors.

        The competitors of the BFI Canada Group could also take actions that would hurt its growth strategy, including the support of regulations that could delay or prevent it from obtaining or maintaining permits. They may also give financial support to citizen groups that oppose BFI Canada Group's plans to locate, add or expand a disposal or transfer facility at a particular location.

        An increase in competition could have a material adverse effect on the business, financial condition and results of operations of the BFI Canada Group.

  Provincial, State and Local Landfill Alternatives

        Provincial, state and local requirements to reduce landfill disposal by encouraging various alternatives may adversely affect BFI Canada Group's ability to operate its landfills at full capacity.

        Provinces, states and municipalities increasingly have supported the following alternatives to or restrictions on current landfill disposal:

  •
  reducing waste at the source, including recycling and composting;

  •
  incinerating;

  •
  prohibiting disposal of certain types of waste at landfills; and

  •
  limiting landfill capacity.

        Many provinces and states have enacted, or are currently considering or have considered enacting, laws regarding waste disposal, including:

  •
  requiring counties, regions and cities and municipalities under their jurisdiction to use waste planning, composting, recycling or other programs to reduce the amount of waste deposited in landfills; and

  •
  prohibiting the disposal of yard waste, tires and other items in landfills.

        These trends may reduce the volume of waste disposed of in landfills in certain areas, which could lead to BFI Canada Group's landfills operating at a reduced capacity or force it to charge lower prices for landfill disposal services. These results could have a material adverse effect on the business, financial condition and results of operations for the BFI Canada Group.

  Control of BFI Canada Group

        Pursuant to the Governance Arrangements, the Retained Interest Holders are entitled to designate one of the seven members of the Board of Trustees or board of directors of BFI Canada Newco so long as the Retained Interest Holders own at least 10% of the outstanding Units (calculated on a fully diluted basis), including Units that may be acquired upon exercise of the IESI Exchange Rights associated with the Participating Preferred Shares. The Retained Interest Holders will no longer be entitled to designate members of the respective boards if their direct or indirect ownership of Voting Units (calculated in accordance with the foregoing sentence) falls below 10%. See "The Fund — Governance Arrangements" for a description of the Retained Interest Holders' board representation rights. As a result of their board representation rights, the Retained Interest Holders may be able to influence the outcome of matters submitted to the respective boards for approval. The interests of the Retained Interest Holders and their affiliates may conflict with those of other Unitholders.

  Foreign Exchange Exposure

        In the year ending December 31, 2007, approximately 63% of BFI Canada Group's revenues were denominated in U.S. dollars, although free cash flow available for distribution by the Fund and cash distributions paid per Unit are denominated in Canadian dollars. Any foreign currency hedge arrangements the Fund enters into may not protect it against any losses which may occur as a result of a fluctuation in the U.S./Canadian dollar exchange rate. In addition, competitive pressures may significantly constrain the ability of BFI Canada Newco to implement price increases to offset any reduction in Canadian dollar reported revenues as a result of changes in exchange rates. As a result, such fluctuations may have a material impact on the Fund's financial results and the amount of free cash flow available for distribution to Unitholders.

  Accounting Estimates

        The BFI Canada Group will be required to make accounting estimates and judgments in the ordinary course of business. Such accounting estimates and judgments will affect the reported amounts of its assets and liabilities at the date of the financial statements and the reported amounts of its operating results during the periods presented. Additionally, the BFI Canada Group will be required to interpret the accounting rules in existence as of the date of the financial statements when the accounting rules are not specific to a particular event or transaction. If the underlying estimates are ultimately proven to be incorrect, or if auditors or regulators subsequently interpret BFI Canada Group's application of accounting rules differently, subsequent adjustments could have a material adverse effect on its operating results for the period or periods in which the change is identified. Additionally, subsequent adjustments could require the Fund to restate its financial statements. A restatement of the Fund's financial statements could result in a material change in the price of the Units.

  Internal Control Over Financial Reporting and Disclosure Controls and Procedures

        The BFI Canada Group may face risks if there are deficiencies in its internal control over financial reporting and disclosure controls and procedures. The Board of Trustees of the Fund, in coordination with its audit committee and the audit committee of BFI Canada Newco, is responsible for assessing the progress and sufficiency of internal controls over financial reporting and disclosure controls and procedures and will make adjustments as necessary. However, these initiatives may not be effective at remedying any deficiencies in internal control over financial reporting and disclosure controls and procedures. Any deficiencies, if uncorrected, could result in the Fund's financial statements being inaccurate and in future adjustments or restatements of its financial statements, which could adversely affect the price of units and its business, financial condition and the results of operations.

Risks Related to an Investment in Units

  Cash Distributions are Not Guaranteed and Will Fluctuate with Performance of the BFI Canada Group

        Although the Fund intends to distribute the interest and other income earned by the Fund, less amounts, if any, paid by the Fund in connection with the redemption of Units and Fund expenses, there can be no assurance regarding the amounts of income to be generated by the BFI Canada Group and indirectly paid to the Fund. The ability of the Fund to make cash distributions, and the actual amount distributed, will be entirely dependent on the operations and assets of the BFI Canada Group and will depend on various factors including BFI Canada Group's operating and financial performance, their obligations under applicable credit facilities, fluctuations in their working capital, the sustainability of their margins, their capital expenditure requirements and the deductibility for tax purposes of interest payments on the inter company debt of the Fund's subsidiary entities. See "Risk Factors — Risks Related to the Combined Business — Leverage, Restrictive Covenants and Capital Requirements". BFI Canada Inc. and BFI Usine have been using available tax loss carryforwards in order to reduce their taxable income for Canadian income tax purposes. It is expected that BFI Canada Inc.'s and BFI Usine's income will be taxable by their 2009 or 2010 taxation years. The payment of income taxes by BFI Canada Inc. and BFI Usine on such taxable income would reduce the amount of cash available for distribution by the Fund. The market value of the Units may deteriorate if the Fund is unable to meet its cash distribution targets in the future, and that deterioration may be material. In addition, the composition of cash distributions may change over time and may ultimately affect the after-tax return for investors.

  Nature of Units

        Securities such as the Units are hybrids in that they share certain attributes common to both equity securities and debt instruments. The Units do not represent a direct investment in the BFI Canada Group and should not be viewed by investors as interests in IESI Corporation, BFI Canada Holdings Inc. or the Ridge Landfill Trust. As holders of Units, Unitholders will not have the statutory rights normally associated with ownership of shares of a corporation including, for example, the right to bring "oppression" or "derivative" actions or rights of dissent. The Units represent a fractional interest in the Fund. The Fund's primary assets are currently the common shares of 6814832 Canada Limited (the "6814832 Shares"), the Ridge Landfill Trust Units, the $215 million principal amount of BFI Canada Holdings Notes issued to the Fund on April 25, 2000 (the "BFI Canada Holdings Notes"), the $169 million principal amount of notes issued by 6814832 Canada Limited in August 2007 in connection with the acquisition of Winters Bros. and amendment to the US credit facility, (the "6814832 Notes") and the $77 million principal amount of Ridge Landfill Trust Notes issued to the Fund in October 2005 (the "Ridge Landfill Trust Notes"). The price per Unit is a function of anticipated distributable income of the Fund's free cash flow available for distribution, which may change.

        The Units are not "deposits" within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and are not insured under the provisions of that Act or any other legislation. Furthermore, the Fund is not a trust company and, accordingly, is not registered under any trust and loan company legislation as it does not carry on or intend to carry on the business of a trust company.

Income Tax Matters

Canada

        On June 22, 2007, new tax rules significantly changing the income tax treatment of most publicly traded trusts and partnerships (other than certain real estate investment trusts) and the distributions and allocations, as the case may be, from these entities to their investors were enacted (the "SIFT Rules"). Under the SIFT Rules, certain income earned by these entities is taxed in a manner similar to income earned by a corporation and distributions or allocations of such income made by these entities to investors is taxed in a manner similar to dividends from taxable Canadian corporations. The deemed dividend is eligible for the enhanced dividend tax credit if paid or allocated to a resident of Canada. The Fund is considered a specified investment flow-through ("SIFT") trust and, as a result, the Fund and its Unitholders will be subject to the SIFT Rules. The SIFT Rules are generally effective for the 2007 taxation year for trusts and partnerships that commenced public trading after October 31, 2006, but are generally delayed until the 2011 taxation year for trusts and partnerships that were publicly traded prior to November 1, 2006, such as the Fund. However, the SIFT Rules will apply immediately in any taxation year ending after 2006 if the affected entity is deemed to have exceeded normal growth during the period from November 1, 2006 to December 31, 2010, as described in the press release issued by the Department of Finance (Canada) on December 15, 2006 (the "Normal Growth Guidelines"). The Normal Growth Guidelines establish objective tests with respect to how much an affected entity is permitted to grow in the interim period from November 1, 2006 to the end of the entity's 2010 taxation year without becoming immediately subject to the SIFT Rules. In general, these guidelines permit the Fund to issue new equity over the next four years equal to its market capitalization as of the end of trading on October 31, 2006 (subject to certain annual limits). Market capitalization, for these purposes, is to be measured in terms of the value of the Fund's issued and outstanding publicly-traded units. The permitted growth during the period from November 1, 2006 to the end of 2007 is 40% of that benchmark capitalization and 20% thereof in each of 2008, 2009 and 2010. These permitted growth limits are cumulative such that any unused limit for a given period is carried over to the next period until the end of 2010. New equity will include units and debt that is convertible into units, but will generally not include new non-convertible debt or the replacement of debt outstanding on October 31, 2006 with equity. For these purposes, new equity will also not include units that are issued on the exercise of "exchangeable interests" that were outstanding on October 31, 2006. However, these constraints may not accommodate the Fund's financing requirements to take advantage of growth opportunities that may be available during the interim period, and may effectively preclude the Fund, under its current structure, from pursuing certain acquisition opportunities. The SIFT Rules are not expected to have an immediate impact on the Fund's tax treatment or the tax treatment of distributions to investors. However, there can be no assurance that the Fund will be able to retain the benefit of the deferred application of the new tax regime until 2011.

        There can be no assurance that Canadian federal income tax laws and administrative policies respecting the treatment of mutual fund trusts will not be changed in a manner which adversely affects the holders of Units. If the Fund ceases to qualify as a "mutual fund trust" under the Tax Act, the income tax considerations affecting the holders of Units would be materially and adversely different in certain respects.

        Currently, a trust will not be considered to be a mutual fund trust if it is established or maintained primarily for the benefit of Non-Residents, unless all or substantially all of its property is property other than taxable Canadian property as defined in the Tax Act. On September 16, 2004, the Minister of Finance (Canada) released draft amendments to the Tax Act. Under the draft amendments, a trust would lose its status as a mutual fund trust if the aggregate fair market value of all units issued by the trust held by one or more Non-Residents (including for this purpose partnerships having one or more non-resident members) is more than 50% of the aggregate fair market value of all the units issued by the trust where more than 10% (based on fair market value) of the trust's property is taxable Canadian property or certain other types of property. If the draft amendments are enacted as proposed, and if, at any time, more than 50% of the aggregate fair market value of Voting Units of the Fund were held by Non-Residents, the Fund would thereafter cease to be a mutual fund trust. The draft amendments do not currently provide any means of rectifying a loss of mutual fund trust status. On December 6, 2004, the Department of Finance tabled a Notice of Ways and Means Motion which did not include these proposed changes. The Department of Finance indicated that it has suspended implementation of the proposed changes pending further consultation with interested parties.

        Interest on the BFI Canada Holdings Notes, 6814832 Notes and Ridge Landfill Trust Notes accrues at the Fund level for Canadian federal income tax purposes whether or not actually paid. The Second Amended and Restated Declaration of Trust provides that an amount equal to the taxable income of the Fund will be payable each year to Unitholders in order to reduce the Fund's taxable income to zero. Where in a particular year, the Fund does not have sufficient distributable cash to distribute such an amount to Unitholders, the Second Amended and Restated Declaration of Trust provides that additional Units must be distributed to Unitholders in lieu of cash payments. Unitholders will generally be required to include an amount equal to the fair market value of those Units in their taxable income, notwithstanding that they do not directly receive a cash payment.

        The Second Amended and Restated Declaration of Trust provides that a sufficient amount of the Fund's net income and net realized capital gains shall be distributed each year to Unitholders in order to eliminate the Fund's liability for tax under Part I of the Tax Act. Where such amount of net income and net realized capital gains of the Fund in a taxation year exceeds the cash available for distribution in the year, such excess net income and net realized capital gains will be distributed to Unitholders in the form of additional Units. Unitholders are generally required to include an amount equal to the fair market value of those Units in their taxable income, in circumstances when they do not directly receive a cash distribution.

        Income fund structures generally involve a significant amount of inter company or similar debt, generating substantial interest expense, which serves to reduce earnings and therefore income tax payable. There can be no assurance that taxation authorities will not seek to challenge the amount of interest expense deducted. If such a challenge were to succeed against BFI Canada Holdings it could materially adversely affect the amount of free cash flow available for distribution. Management believes that the interest expense inherent in the structure of the Fund is supportable and reasonable in light of the terms of the indebtedness that is owing to the Fund. On October 31, 2003, the Department of Finance released, for public comment, proposed amendments to the Tax Act (the "Proposed Amendments") that relate to the deductibility of interest and other expenses for income tax purposes for taxation years commencing after 2004. In general, the Proposed Amendments may deny the realization of losses in respect of a business or property in the year if it is not reasonable to expect that the taxpayer will realize a cumulative profit from that business or property for the period in which the taxpayer has carried on, and can reasonably be expected to carry on, that business, or has held, and can reasonably be expected to hold, that property. Management believes that it is reasonable to expect that the Fund and each of its subsidiaries will realize a cumulative profit from their respective properties and businesses, as the case may be. As part of the 2005 federal budget the Minister of Finance (Canada) announced that an alternative proposal to replace the Proposed Amendments would be released for comment at an early opportunity. No such alternative proposal has been released to date.

United States

        There can be no assurance that U.S. federal income tax laws and the United States Internal Revenue Service ("IRS") administrative policies respecting the U.S. tax consequences described herein will not be changed in a manner that adversely affects Unitholders.

        In the Transaction, IESI Corporation issued US$160 million principal amount notes (the "IESI Notes"). IESI Corporation has claimed interest deductions with respect to the interest paid on the IESI Notes in computing its income for United States federal income tax purposes. There is a risk that the IRS could successfully challenge IESI Corporation's position that the IESI Notes should be treated as debt rather than equity for United States federal income tax purposes, in which case the interest payments on the IESI Notes would be treated as non-deductible distributions. U.S. tax counsel has previously advised the Fund, based on the facts and circumstances that existed at the time of issuance, that the IESI Notes should be treated as debt and therefore that interest payments on the IESI Notes should be generally deductible for U.S. federal income tax purposes. However, there can be no assurance that the IRS will not take a contrary position, which, if successful, would increase the U.S. federal income tax liability of IESI Corporation, and could reduce the amount of the distributions which BFI Canada Newco would otherwise receive with respect to its IESI Corporation shares of common stock, thereby reducing the Fund's free cash flow available for distribution to Unitholders. In addition, if the IESI Notes are characterized for U.S. federal income tax purposes as equity rather than debt, then the interest payments on the IESI Notes would be treated as distributions with respect to stock which, to the extent treated as dividends under the United States Internal Revenue Code of 1986, as amended (the "Code"), would generally be subject to U.S. federal income withholding tax of 30%, subject to reduction to 5% under the Canadian Treaty.

        There is a risk that the IRS may challenge the interest rate on the IESI Notes as being in excess of an arm's length rate. The Fund and its subsidiary entities have previously received an opinion from an independent financial advisor that the interest rate on the IESI Notes is commercially reasonable in the circumstances. However, such opinion is not binding on the IRS. There is also a risk that the IRS may claim that the Fund or its affiliates should be treated as having paid more for the IESI Notes than their face amount. If the IRS were successful in challenging the interest rate or the purchase price of the IESI Notes, IESI Corporation would not be able to fully deduct interest paid on the IESI Notes, which would increase the U.S. federal income tax liability of IESI Corporation, and could reduce the amount of the distributions which BFI Canada Newco would otherwise receive with respect to its IESI Corporation shares of common stock, thereby reducing the Fund's free cash flow available for distribution to Unitholders.

        The earnings stripping rules under Code section 163(j) may limit IESI Corporation's ability to currently deduct all or a portion of the interest paid on the IESI Notes and its U.S. credit facility.

        In 2007, the IESI Notes were contributed to IESI Corporation and cancelled. The U.S. tax considerations relating to the IESI Notes only apply to tax periods during which the IESI Notes were outstanding.

        There can be no assurance that future changes to U.S. federal income tax provisions will not further restrict or eliminate the ability of IESI Corporation to claim a deduction for U.S. federal income tax purposes for interest paid under the U.S. credit facility. An additional restriction on or the elimination of the ability of IESI Corporation to claim deductions for interest payments on the U.S. credit facility, which would increase the U.S. federal income tax liability of IESI Corporation, could affect the ability of IESI Corporation to make distributions which BFI Canada Newco would otherwise receive with respect to its IESI Corporation common stock, thereby reducing the Fund's free cash flow available for distribution to Unitholders.

        In accordance with the IRS Circular 230, any U.S. federal tax disclosure set forth in this annual information form, (i) may not be relied upon for the purpose of avoiding the imposition of penalties by the Internal Revenue Service and (ii) is not intended to be used and cannot be used in promoting, marketing or recommending to another party any tax-related matter addressed herein.

  Distribution of Securities on Redemption or Termination of the Fund

        Upon a redemption of Units or termination of the Fund, the Trustees may distribute securities held by the Fund directly to the Unitholders, subject to obtaining all required regulatory approvals. There is currently no market for these securities, and they are not expected to be freely tradable or listed on any stock exchange. Securities so distributed may not be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans, depending upon the circumstances at the time.

  Unitholder Liability

        The Second Amended and Restated Declaration of Trust provides that no Unitholder will be subject to any liability whatsoever for obligations of the Fund to any person in connection with a holding of Units. However, there remains a risk, which is considered by the Fund to be remote in the circumstances, that a Unitholder could be held personally liable despite such statement in the Second Amended and Restated Declaration of Trust, for the obligations of the Fund to the extent that claims are not satisfied out of the assets of the Fund. It is intended that the affairs of the Fund will be conducted to seek to minimize such risk wherever possible. Recent Ontario legislation better assures the limited liability of Unitholders in respect of activities and obligations of the Fund and the Trustees occurring or arising after December 16, 2004. However, this legislation does not address potential liabilities arising before that date. In addition, this legislation has not yet been judicially considered and it is possible that reliance on this legislation by a Unitholder could be successfully challenged on jurisdictional or other grounds.

  Investment Eligibility

        There can be no assurance that the Units will continue to be qualified investments for registered retirement savings plans, deferred profit sharing plans, registered retirement income funds and registered education savings plans. The Income Tax Act (Canada), as amended, including the regulations promulgated thereunder (the "Tax Act") imposes penalties for the acquisition or holding of non-qualified investments.

  Restrictions on Certain Unitholders and Liquidity of Units

        The Second Amended and Restated Declaration of Trust imposes restrictions on Unitholders who are non-residents of Canada, as defined in the Second Amended and Restated Declaration of Trust ("Non-Residents"), with respect to beneficially owning the Units. These restrictions may limit the rights of certain Unitholders, including Non-Residents, to acquire Units, to exercise their rights as Unitholders and to initiate and complete take-over bids in respect of the Units. As a result, these restrictions may limit the demand for Units from certain Unitholders and thereby adversely affect the liquidity and market value of the Units held by the public.

  Future Sales of Units by Retained Interest Holders

        Pursuant to the IESI Exchange Rights, all or any part of the Participating Preferred Shares held by the Retained Interest Holders can be exchanged for Units at any time, subject to certain conditions. The Retained Interest Holders have also been granted certain registration rights by the Fund. If Retained Interest Holders were to liquidate substantial amounts of Units in the public market, the market price of the Units could decrease. The perception among the public that these sales will occur could also result in a decrease in the price of the Units. As of March 6, 2008, the Retained Interest Holders owned Participating Preferred Shares representing an approximately 16.2% indirect interest in the Fund. The Securityholders Agreement provides that any outstanding Preferred Shares must be exchanged for Units not later than February 20, 2010.

DISTRIBUTIONS AND CAPITAL STRUCTURE

        At December 31, 2007, the Fund had 57,567,571 Units outstanding and 11,138,810 Units issuable upon the exercise of the IESI Exchange Rights by the Retained Interest Holders. As of March 6, 2008, there were 57,567,571 Units outstanding and 11,138,810 Units issuable upon the exercise of the IESI Exchange Rights by the Retained Interest Holders.

        The Fund has increased its annualized distribution rate from $1.2000 per Unit at the time of its initial public offering and currently pays $1.818 per Unit.

        Monthly distributions are payable to Unitholders of record on the last business day of each month and are typically paid within 15 days following each month end. The Fund's declaration and payment of cash distributions is at the discretion of its Board of Trustees. The Board of Trustees has to date maintained a stable monthly cash distribution of the Fund's consolidated distributable cash, generally representing its consolidated EBITDA less estimated maintenance capital expenditures, cash taxes and reserves established by the Fund and its subsidiary entities having regard to the Fund's consolidated cash position, expected future cash flows and investment opportunities.

        The amount of cash distributed monthly per Unit to the Unitholders is currently equal to a pro rata share of interest and principal repayments on the BFI Canada Holdings Notes, the 6814832 Note, and the Ridge Landfill Trust Notes and dividends or distributions on the 6814832 Shares and Ridge Landfill Trust Units owned by the Fund less: (i) administrative expenses and other obligations of the Fund; (ii) amounts which may be paid by the Fund in connection with any cash redemptions of Units; and (iii) any other interest expense incurred by the Fund between distributions.

        The Board of Trustees is currently reviewing the Fund's capital structure in light of recent developments affecting the taxation of distributions by entities such as the Fund. See "Risk Factors — Risks Related to an Investment in Units — Income Tax Matters".

Distributions

        The distributions declared by the Fund for the period commencing with the distributions declared for December 31, 2005 to December 31, 2007 are set out in the table below.

Record Date	Distribution per Unit	Total Distribution	Payment Date
December 30, 2005	$0.1415	$7,488,508	January 16, 2006
January 31, 2006	$0.1415	$7,488,508	February 15, 2006
February 28, 2006	$0.1415	$7,532,502	March 15, 2006
March 31, 2006	$0.1415	$7,586,704	April 14, 2006
April 28, 2006	$0.1415	$7,586,704	May 15, 2006
May 31, 2006	$0.1415	$7,586,704	June 15, 2006
June 30, 2006	$0.1415	$7,586,803	July 14, 2006
July 31, 2006	$0.1415	$7,586,803	August 15, 2006
August 31, 2006	$0.1515	$8,122,973	September 15, 2006
September 29, 2006	$0.1515	$8,122,973	October 16, 2006
October 31, 2006	$0.1515	$8,122,973	November 15, 2006
November 30, 2006	$0.1515	$8,122,973	December 15, 2006
December 29, 2006	$0.1515	$8,122,973	January 15, 2007
January 31, 2007	$0.1515	$8,122,973	February 15, 2007
February 28, 2007	$0.1515	$8,133,405	March 15, 2007
March 30, 2007	$0.1515	$8,178,048	April 16, 2007
April 30, 2007	$0.1515	$8,718,146	May 15, 2007
May 31, 2007	$0.1515	$8,718,146	June 15, 2007
June 30, 2007	$0.1515	$8,718,146	July 16, 2007
July 31, 2007	$0.1515	$8,718,146	August 15, 2007
August 31, 2007	$0.1515	$8,718,146	September 14, 2007
September 28, 2007	$0.1515	$8,718,146	October 15, 2007
October 31, 2007	$0.1515	$8,721,402	November 15, 2007
November 30, 2007	$0.1515	$8,721,487	December 14, 2007
December 31, 2007	$0.1515	$8,721,487	January 15, 2008

        Distributions are dependent on free cash flow available for distribution and the amount of distributions is reviewed by the Trustees from time to time.

Units

        The beneficial interests in the Fund are divided into interests of two classes, described and designated as "Units" and the "Class A Unit", respectively.

        Each Unit entitles its holder to an equal undivided beneficial interest in any distribution from the Fund (other than net realized capital gains allocated and distributed to redeeming Unitholders). Each Unit outstanding from time to time is entitled to an equal share in the net assets of the Fund, in any distribution from the Fund and in the event of termination or winding up of the Fund. All Units will rank among themselves equally without discrimination, preference or priority and each Unit entitles the holder to one vote at all meetings of Unitholders or in respect of any written resolutions of Unitholders.

        The Class A Unit is not entitled to any distributions from the Fund. In addition to the other rights and obligations in the Second Amended and Restated Declaration of Trust, the Class A Unitholder is entitled to one vote for each Unit which would be issuable upon the exercise of the IESI Exchange Rights. See "The Fund — Governance Arrangements".

        An unlimited number of Units and only one Class A Unit may be issued under the Second Amended and Restated Declaration of Trust.

Redemption Right

        Units are redeemable at any time on demand by the holders. As the Units are issued in book entry form, a Unitholder who wishes to exercise the redemption right will be required to obtain a redemption notice form from the Unitholder's investment dealer who will be required to deliver the completed redemption notice form to the Fund at its head office and to CDS Clearing and Depository Services Inc. ("CDS"). Upon receipt of the redemption notice by the Fund, all rights to and under the Units tendered for redemption will be surrendered and the holder will be entitled to receive a price per Unit (the "Redemption Price") equal to the lesser of:

  •
  90% of the "market price" (as defined in the Second Amended and Restated Declaration of Trust) of the Units on the principal market on which the Units are quoted for trading during the 10 trading day period ending immediately before the redemption date, being the date on which the Units were surrendered for redemption; and

  •
  the "closing market price" (as defined in the Second Amended and Restated Declaration of Trust) on the principal market on which the Units are quoted for trading on the redemption date.

        The total Redemption Price payable by the Fund in respect of all Units surrendered for redemption during any calendar month will be satisfied by way of a cash payment no later than the last day of the month following the month in which the Units were tendered for redemption, provided that the entitlement of Unitholders to receive cash upon the redemption of their Units is subject to the limitations that:

  •
  the total amount payable by the Fund in respect of those Units and all other Units tendered for redemption in the same calendar month will not exceed $50,000, provided that the Trustees may, in their sole discretion, waive this limitation in respect of all Units tendered for redemption in any calendar month and in the event of any such waiver, the Fund will, within one day, give notice of such determination to the Class A Unitholder;

  •
  at the time the Units are tendered for redemption, the outstanding Units are listed for trading on a stock exchange or traded or quoted on another market which the Trustees consider, in their sole discretion, provides representative fair market value prices for the Units; and

  •
  the normal trading of Units is not suspended or halted on any stock exchange on which the Units are listed (or, if not listed on a stock exchange, on any market on which the Units are quoted for trading) on the redemption date or for more than five trading days during the 10 day trading period commencing immediately after the redemption date.

        If a Unitholder is not entitled to receive cash upon the redemption of Units as a result of the foregoing limitations, then each Unit tendered for redemption will, subject to any applicable regulatory approvals, be redeemed by way of a distribution in specie of a pro rata number of 6814832 Shares, the BFI Canada Holdings

Notes, the 6814832 Notes, the Ridge Landfill Trust Notes, and Ridge Landfill Trust Units. No fractional common shares or notes in integral multiples of less than $100 will be distributed and, where the number of securities of 6814832 Canada Limited, BFI Canada Holdings Inc., and/or the Ridge Landfill Trust, as applicable, to be received by a Unitholder includes a fraction or a multiple less than $100, that number will be rounded to the next lowest whole number or integral multiple of $100. The Fund will be entitled to all interest paid on the BFI Canada Holdings Notes, the 6814832 Notes and the Ridge Landfill Trust Notes, and the dividends or distributions paid on the common shares of 6814832 Canada Limited and Ridge Landfill Trust Units on or before the date of the distribution in specie. Where the Fund makes a distribution in specie of a pro rata number of securities of 6814832 Canada Limited, BFI Canada Holdings Inc. and/or Ridge Landfill Trust Units on the redemption of Units of a Unitholder, the Fund currently intends to designate to that Unitholder any capital gain realized by the Fund as a result of the distribution of those securities to the Unitholder.

        It is anticipated that the redemption right described above will not be the primary mechanism for holders of Units to dispose of their Units. Securities of 6814832 Canada Limited, BFI Canada Holdings Inc. and/or Ridge Landfill Trust which may be distributed in specie to Unitholders in connection with a redemption will not be listed on any stock exchange and no market is expected to develop in securities of 6814832 Canada Limited, BFI Canada Holdings Inc. or Ridge Landfill Trust, and they may be subject to resale restrictions under applicable securities laws. Securities of 6814832 Canada Limited, BFI Canada Holdings Inc. and/or Ridge Landfill Trust so distributed may not be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans, depending upon the circumstances at the time.

Trustees

        The Second Amended and Restated Declaration of Trust provides that the Fund shall have a minimum of three trustees and a maximum of ten trustees. So long as the Retained Interest Holders hold 10% or more of the outstanding Voting Units, there shall be seven Trustees. At all times a majority of the Trustees shall not be Non-Residents (as defined in the Second Amended and Restated Declaration of Trust). The Trustees supervise the activities and manage the affairs of the Fund.

        Trustees are appointed at each annual meeting of Unitholders to hold office for a term expiring at the close of the next annual meeting. The Class A Unitholder is entitled to appoint one or more Trustees, subject to certain restrictions described in the Second Amended and Restated Declaration of Trust.

        The Second Amended and Restated Declaration of Trust provides that, subject to its terms and conditions, the Trustees may, in respect of the trust assets, exercise any and all rights, powers and privileges that could be exercised by a legal and beneficial owner and will supervise the investments and conduct of the affairs of the Fund. The Trustees are responsible for, among other things:

  •
  acting for, voting on behalf of and representing the Fund as a shareholder and/or noteholder of 6814832 Canada Limited, BFI Canada Holdings Inc., Ridge Landfill Trust and any other subsidiary of the Fund;

  •
  maintaining records and providing reports to Unitholders;

  •
  supervising the activities of the Fund;

  •
  effecting payments of distributable cash from the Fund to Unitholders;

  •
  approving the adoption of any Unitholders rights plan; and

  •
  repurchasing securities issued by the Fund, including Units and the Class A Unit, for cancellation in accordance with the provisions of the Second Amended and Restated Declaration of Trust and applicable law.

        Any one or more of the Trustees may resign upon 30 days' written notice to the Fund and may be removed by a resolution passed by a simple majority of the votes cast by Unitholders and the vacancy created by the removal or resignation must be filled at the same meeting, failing which it may be filled by the Trustees.

        A quorum of the Trustees, being a majority of the number of Trustees then holding office, provided that a majority of the Trustees comprising such quorum shall not be Non-Residents, may fill a vacancy in the Board of Trustees, except a vacancy resulting from an increase in the number of Trustees or from a failure to appoint any minimum number of Trustees fixed by or pursuant to the Second Amended and Restated Declaration of Trust. However, in the event that any Trustee appointed by the Class A Unitholder resigns or ceases to serve as Trustee for any reason during his or her term of office, the resulting vacancy will be filled by another individual appointed by the Class A Unitholder.

        In the absence of a quorum of Trustees, or if the vacancy has arisen from a failure of the Unitholders to elect the required number of Trustees, the Trustees will promptly call a special meeting of the Unitholders to fill the vacancy. If the Trustees fail to call that meeting or if there are not Trustees then in office, any Unitholder may call the meeting. The Trustees may, between annual meetings of Unitholders, appoint one or more additional Trustees to serve until the next annual meeting of Unitholders, but the number of additional Trustees will not at any time exceed one-third of the number of Trustees who held office at the expiration of the immediately preceding annual meeting of Unitholders.

        The Second Amended and Restated Declaration of Trust provides that the Trustees will act honestly and in good faith with a view to the best interests of the Fund and in connection with that duty will exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The Second Amended and Restated Declaration of Trust provides that each Trustee will be entitled to indemnification from the Fund in respect of the exercise of the Trustee's power, and the discharge of the Trustee's duties, provided that the Trustee acted honestly and in good faith with a view to the best interests of the Unitholders.

        See also "The Fund — Governance Arrangements".

Limitation on Non-Resident Ownership

        In order for the Fund to maintain its status as a mutual fund trust under the Tax Act, the Fund must not be established or maintained primarily for the benefit of Non-Residents.

        Accordingly, the Second Amended and Restated Declaration of Trust provides that at no time may Non-Residents be the beneficial owners of Voting Units representing more than 45% of the fair market value of the Voting Units then outstanding. The Trustees may require declarations as to the jurisdictions in which beneficial owners of Voting Units are resident. If the Trustees become aware that the beneficial owners of Voting Units representing more than 45% of the fair market value of the Voting Units then outstanding are, or may be, Non-Residents or that such a situation is imminent, the transfer agent and registrar at the direction of the Trustees, in their sole discretion, will make a public announcement and will not accept a subscription for Voting Units from or issue or register a transfer of Voting Units to a person unless the person provides a declaration that the person is not a Non-Resident. If, notwithstanding the foregoing, the Trustees determine that Voting Units representing more than 45% of the fair market value of Voting Units are held by Non-Residents, the Trustees may send a notice to Non-Resident holders of Voting Units, chosen in inverse order to the order of acquisition or registration or in any manner as the Trustees may consider equitable and practicable, requiring them to sell their Voting Units or a portion thereof within a specified period of not less than 60 days. If the Voting Unitholders receiving the notice have not sold the specified number of Voting Units or provided the Trustees with satisfactory evidence that they are not Non-Residents within that period, the Trustees may, on behalf of those Voting Unitholders, sell those Voting Units and, in the interim, will suspend the voting and distribution rights attached to those Voting Units. Upon that sale, the affected holders will cease to be holders of the Voting Units and their rights will be limited to receiving the net proceeds of the sale.

Amendments to the Second Amended and Restated Declaration of Trust

        The Second Amended and Restated Declaration of Trust may be amended or altered from time to time by special resolution of the Voting Unitholders. A special resolution ("Special Resolution") means a resolution passed by not less than 66% of the votes case, either in person or by proxy at a meeting of the Unitholders and the holders of the Class A Unit, voting together as a class, called for the purpose of approving such resolutions, or approved in writing by the holders of not less than 66% of the Units and the Class A Unit entitled to vote on such resolution. The Trustees may however, without the approval of the Voting Unitholders, make certain amendments to the Second Amended and Restated Declaration of Trust, including amendments:

  •
  for the purpose of ensuring continuing compliance with applicable laws (including the Tax Act), regulations, requirements or policies of any governmental authority having jurisdiction over the Trustees or over the Fund;

  •
  which, in the opinion of counsel to the Trustees, provide additional protection for Voting Unitholders;

  •
  to remove any conflicts or inconsistencies in the Second Amended and Restated Declaration of Trust or to make minor corrections which, in the opinion of the Trustees, are necessary or desirable and not prejudicial to the Voting Unitholders; and

  •
  which, in the opinion of the Trustees, are necessary or desirable as a result of changes in Canadian taxation laws.

Take-over Bids

        The Second Amended and Restated Declaration of Trust contains provisions to the effect that if a take-over bid is made for the Units and not less than 90% of the Units outstanding on a fully diluted basis, including all Units issuable upon the exercise of the IESI Exchange Rights pursuant to the Governance Arrangements (other than Units held at the date of the take-over bid by or on behalf of the offeror or associates or affiliates of the offeror), are taken up and paid for by the offeror, the offeror will be entitled to require the Fund to require the full exercise of the IESI Exchange Rights by the Retained Interest Holders and, in the event of a Fund election, the Fund Exchange Rights in accordance with the terms of the Second Amended and Restated Declaration of Trust and the Securityholders' Agreement (the "Fund Exchange Rights"), and to otherwise acquire the Units held by Unitholders who did not accept the take-over bid on the terms offered by the offeror. The "Fund Exchange Rights" means the rights granted by the Fund to BFI Canada Newco pursuant to the Securityholders' Agreement (and assigned to 6814832 Canada Limited) to acquire Units in exchange for BFI Canada Newco Notes and BFI Canada Newco Shares in connection with an exercise of the IESI Exchange Rights. A "Fund Election" refers to the election by the Fund to direct a wholly owned subsidiary entity of the Fund to deliver cash or Units, as applicable, in connection with the exercise of the Fund Exchange Rights.

Exercise of Voting Rights Attached to Certain Securities

        The Second Amended and Restated Declaration of Trust provides that the Fund shall not vote any securities forming part of the assets of the Fund, including the 6814832 Shares, the BFI Canada Holdings Notes, the 6814832 Notes, the Ridge Landfill Trust Units and the Ridge Landfill Trust Notes, or permit BFI Canada Newco to vote the IESI Corporation shares of common stock to authorize:

  •
  any sale, lease or other disposition of all or substantially all of the assets of the Fund, except in conjunction with bona fide pledges or mortgages in the ordinary course of business or in connection with guarantees of BFI Canada Holdings Inc. or BFI Canada Newco or a charge, pledge or lien of BFI Canada Holdings Inc. or BFI Canada Newco or except as part of an internal reorganization of the direct or indirect assets of the Fund as a result of which the Fund has the same interest, whether direct or indirect, in the assets as the interest, whether direct or indirect, that it had prior to the reorganization;

  •
  any amalgamation, arrangement or other merger of BFI Canada Holdings Inc. or BFI Canada Newco with any other entity, except in conjunction with an internal reorganization;

  •
  the winding up or dissolution of BFI Canada Holdings Inc. or BFI Canada Newco prior to the end of the term of the Fund except in conjunction with an internal reorganization;

  •
  any material amendment to the BFI Canada Holdings Inc. indenture dated January 21, 2005 between BFI Canada Newco and Computershare Trust Company of Canada, Inc., as note trustee and/or the BFI Canada Newco indenture dated April 25, 2002 between BFI Canada Holdings Inc. and Computershare Trust Company of Canada, as trustee, providing for the issuance of the BFI Canada Holdings Notes other than in contemplation of a future issuance of BFI Canada Holdings Notes or BFI Canada Newco Notes, as applicable;

  •
  any material amendment to the constating documents of BFI Canada Holdings Inc. and BFI Canada Newco to change the authorized share capital thereof in a manner which may be prejudicial to the Fund; or

  •
  any action prohibited by the Securityholders' Agreement;

without the approval of the Voting Unitholders by a Special Resolution at a meeting of Voting Unitholders called for that purpose.

Rights of Voting Unitholders

        The rights of the Voting Unitholders as investors in the Fund and the attributes of the Units will be governed by the Second Amended and Restated Declaration of Trust. Although the Second Amended and Restated Declaration of Trust confers upon a Unitholder many of the same protections, rights and remedies as an investor would have as a shareholder of a corporation governed by the Canada Business Corporations Act (the "CBCA"), there do exist significant differences.

        Many of the provisions of the CBCA respecting the governance and management of a corporation have been incorporated in the Second Amended and Restated Declaration of Trust. For example, Voting Unitholders are entitled to exercise voting rights in respect of their holdings of Units in a manner comparable to shareholders of a CBCA corporation and to elect trustees and auditors. The Second Amended and Restated Declaration of Trust also includes provisions modeled after comparable provisions of the CBCA dealing with the calling and holding of meetings of shareholders and trustees, the quorum for and procedures at such meetings and the right of investors to participate in the decision-making process where certain fundamental actions are proposed to be undertaken. The matters in respect of which Unitholder approval is required under the Second Amended and Restated Declaration of Trust is generally less extensive than the rights conferred on the shareholders of a CBCA corporation, but effectively extend to certain fundamental actions that may be undertaken by the Fund as described under "Distributions and Capital Structure — Exercise of Voting Rights Attached to Certain Securities". These Unitholder approval rights are supplemented by provisions of applicable securities laws that are generally applicable to issuers (whether corporations, trusts or other entities) that are "reporting issuers" or the equivalent or listed on the TSX (for example, approval requirements relating to related party or other transactions that are subject to Multilateral Instrument 61-101). The Second Amended and Restated Declaration of Trust and the Governance Arrangements include provisions concerning trustee independence, the composition of board committees including the audit committee and conflicts of interest, which are based on provisions of the CBCA and are supplemented by applicable securities laws.

        Voting Unitholders do not have recourse to a dissent right under which shareholders of a CBCA corporation are entitled to receive the fair value of their shares where certain fundamental changes affecting the corporation are undertaken (such as an amalgamation, a continuance under the laws of another jurisdiction, the sale of all or substantially all of its property, a going private transaction or the addition, change or removal of provisions restricting (i) the business or businesses that the corporation can carry on, or (ii) the issue, transfer or ownership of shares). As an alternative, Voting Unitholders seeking to terminate their investment in the Fund are entitled to receive their pro rata share of the Fund's net assets through the exercise of the redemption rights provided by the Second Amended and Restated Declaration of Trust as described under "Distributions and Capital Structure — Redemption Right". Voting Unitholders similarly do not have recourse to the statutory oppression remedy that is available to shareholders of a CBCA corporation where the corporation undertakes actions that are oppressive, unfairly prejudicial or disregarding the interests of securityholders and other certain parties. Shareholders of a CBCA corporation may also apply to a court to order the liquidation and dissolution of the corporation in those circumstances whereas Voting Unitholders could rely only on the general provisions of the Second Amended and Restated Declaration of Trust which permits the winding up of the Fund with the approval of a Special Resolution of the Voting Unitholders. Shareholders of a CBCA corporation may also apply to a court for the appointment of an inspector to investigate the manner in which the business of the corporation and its affiliates is being carried on where there is reason to believe that fraudulent, dishonest or oppressive conduct has occurred. The Second Amended and Restated Declaration of Trust allows for the appointment of an inspector to investigate the Trustees' performance of their responsibilities and duties, upon majority approval of a resolution at a meeting called by the Trustees following a written request of Voting Unitholders representing in the aggregate not less than 25% of the votes attached to the outstanding Trust Units, but this process would not be subject to court oversight or assure the other investigative procedures, rights and remedies available under the CBCA. The CBCA also permits shareholders to bring or intervene in derivative actions in the name of the corporation or any of its subsidiaries, with the leave of a court. The Second Amended and Restated Declaration of Trust does not include a comparable right of the Voting Unitholders to commence or participate in legal proceedings with respect to the Fund.

Book-Entry Only System

        Registration of interests in and transfers of the Units are made only through the book-entry only system administered by CDS (the "Book-Entry Only System"). Units must be purchased, transferred and surrendered for redemption through a participant in the CDS depository service. All rights of a Unitholder must be exercised through, and all payments or other property to which the Unitholder is entitled, are made or delivered by, CDS or the CDS participant through which the Unitholder holds the Units. Upon purchase of any Units, the Unitholder will receive only a customer confirmation from the registered dealer which is a CDS participant and from or through which the Units are purchased.

        In many jurisdictions, the ability of a beneficial owner of Units to pledge those Units or otherwise take action with respect to the Unitholder's interest in those Units (other than through a CDS participant) may be limited due to the lack of a physical certificate.

        The Fund has the option to terminate registration of the Units through the Book-Entry Only System. At all times, in the case of the Class A Unit, and upon the termination of the Book-Entry Only System, in the case of Units, each holder of Voting Units or its duly authorized agent nominee will be entitled to receive certificates representing such Voting Units in fully registered form.

MANAGEMENT

Trustees, Directors and Officers

        Currently, a seven member Board of Trustees is responsible for the management of the Fund, in accordance with the requirements of the Second Amended and Restated Declaration of Trust. Each of the Trustees also serves as a director of BFI Canada Newco. The Fund has an Audit Committee and a Governance and Nominating Committee. In addition, the board of directors of BFI Canada Newco established an Audit Committee, a Compensation Committee and an Environmental, Health and Safety Committee, and may establish such other committees as its board of directors deems appropriate from time to time. The composition of these board committees is governed by the requirements of the Governance Arrangements. The following table sets out, for each of the individuals who serve as the Trustees of the Fund and executive officers of BFI Canada Newco, the person's name, municipality of residence, position held, principal occupation and Committee memberships. Each of the Trustees was elected at the Fund's most recent annual meeting of Unitholders for a term expiring at the following annual meeting, or upon the election of his successor.

Name and Municipality of Residence	Offices Held	Principal Occupation
Keith A. Carrigan(4) Caledon, Ontario Canada	Trustee; Vice-Chairman and Chief Executive Officer, BFI Canada Newco; President and Chief Executive Officer, BFI Canada Holdings Inc.	Vice-Chairman and Chief Executive Officer, BFI Canada Newco
Charles F. Flood(4) Fort Worth, Texas United States	Trustee; President, BFI Canada Newco; President and Chief Executive Officer, IESI Corporation	President, BFI Canada Newco

Name and Municipality of Residence	Offices Held	Principal Occupation
Joseph D. Quarin Toronto, Ontario Canada	Executive Vice-President, BFI Canada Newco; Chief Operating Officer, BFI Canada Holdings Inc.	Chief Operating Officer, BFI Canada Holdings Inc.
Thomas J. Cowee Colleyville, Texas United States	Chief Financial Officer, BFI Canada Newco; Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, IESI Corporation	Chief Financial Officer, BFI Canada Newco
Thomas L. Brown Trophy Club, Texas United States	Senior Vice President and Chief Operating Officer, IESI Corporation	Senior Vice President and Chief Operating Officer, IESI Corporation
Gordon D. Peckham Fort Worth, Texas United States	Senior Vice President, Chief Development Officer, BFI Canada Newco	Senior Vice President and Chief Development Officer, BFI Canada Newco
William Chyfetz Toronto, Ontario Canada	Vice President, General Counsel and Secretary, BFI Canada Newco; Vice President, General Counsel and Secretary, BFI Canada Holdings Inc.	Vice President, General Counsel and Secretary, BFI Canada Newco
Thomas J. Fowler Keller, Texas United States	Senior Vice President, General Counsel and Secretary, IESI Corporation	Senior Vice President, General Counsel and Secretary, IESI Corporation
Daniel M. Dickinson(2)(3)(4) Northfield, Illinois United States	Trustee	Managing Partner, Thayer/Hidden Creek Partners
James J. Forese(1) Naples, Florida United States	Trustee	Operating Partner and Chief Operating Officer, Thayer/Hidden Creek Partners
Daniel R. Milliard(1)(2)(3) Port Carling, Ontario Canada	Trustee	Executive
Douglas Knight(1)(2)(3) Toronto, Ontario Canada	Trustee	Executive
Joseph H. Wright(1)(2)(3) Toronto, Ontario Canada	Trustee; Non-Executive Chairman	Corporate Director

Notes:

(1)
Mr. James J. Forese is the chair of each of the Audit Committees of the Fund's Board of Trustees and BFI Canada Newco's board of directors. Mr. Joseph H. Wright, Mr. Daniel R. Milliard and Mr. Douglas Knight are members of both Audit Committees.

(2)
Mr. Daniel R. Milliard is the chair of the Governance and Nominating Committee of the Fund's Board of Trustees. Mr. Daniel M. Dickinson, Mr. Joseph H. Wright and Mr. Douglas Knight are members of the Governance and Nominating Committee.

(3)
Mr. Daniel R. Milliard is the chair of the Compensation Committee of BFI Canada Newco's board of directors. Mr. Daniel M. Dickinson, Mr. Joseph H. Wright and Mr. Douglas Knight are members of the Compensation Committee.

(4)
Mr. Charles F. Flood is the chair of the Environmental, Health and Safety Committee of BFI Canada Newco's board of directors. Mr. Keith A. Carrigan and Mr. Daniel M. Dickinson are members of the Environmental, Health and Safety Committee.

  Biographies

        The following are brief profiles of the Trustees of the Fund and the executive officers named above.

  Keith A. Carrigan, Trustee, Vice-Chairman and Chief Executive Officer, BFI Canada Newco

        Mr. Carrigan has been the President and Chief Executive Officer of BFI Canada Holdings Inc. since June 2000 when it acquired its assets from Allied. He was responsible for successfully acquiring, assimilating and improving the operations of BFI Canada Holdings Inc. after the acquisition. Prior to joining BFI Canada Holdings Inc., Mr. Carrigan was involved in the development and/or management of various non-hazardous solid waste management and recycling businesses. Mr. Carrigan has been involved with the solid waste management industry for most of his career, which spans more than 27 years. Most notably, he was Vice President of WMI in the United States, and President of WMI Waste Management of Canada Corporation.

  Charles F. Flood, Trustee, President, BFI Canada Newco

        Mr. Flood is one of the founders of IESI Corporation and has been IESI Corporation's Chief Executive Officer, President and a member of IESI Corporation's board of directors since IESI Corporation's inception. From 1989 to 1995, he was employed with Waste Management, as Group President from 1993 to 1995 in the northeastern United States and Canada, Regional Vice President from 1991 to 1993 in the south central United States and as Vice President of Operations in Texas from 1989 to 1991. Mr. Flood was President of Laidlaw Waste Services' U.S. solid waste operations from 1986 to 1987. Mr. Flood was President of the United States and Canada solid waste operations for GSX Corporation from 1984 to 1986. Mr. Flood was the Region Vice President of the Southern Region of SCA Services, Inc., from 1976 to 1984. Mr. Flood has over 36 years of experience in the solid waste management industry. Mr. Flood has a B.Sc. in education from the University of Miami. Mr. Flood is currently a Director of the Detachable Container Association. Mr. Flood is a past director and past Chairman for the Environmental Industry Association, the parent of the National Solid Waste Management Association and Waste Equipment Technology Association.

  Joseph D. Quarin, Executive Vice-President, BFI Canada Newco

        Mr. Quarin has been the Executive Vice President of BFI Canada Newco and Chief Operating Officer of BFI Canada Holdings Inc. since September 2005. Prior to then he was Vice President Finance of BFI Canada Holdings Inc. from July 2000 to February 2002 and Chief Financial Officer of BFI Canada Holdings Inc. from February 2002 to September 2005. Prior to July 2000, Mr. Quarin was an associate with NB Capital Partners from February 2000 to July 2000, and from June 1995 to January 2000, Mr. Quarin held various positions, including manager, senior manager and vice president, with KPMG Corporate Finance Inc. Mr. Quarin has an M.B.A. from the Richard Ivey School of Business, a B.Comm from Queen's University, and is a Chartered Accountant.

  Thomas J. Cowee, Vice President, Chief Financial Officer, BFI Canada Newco and Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, IESI Corporation

        Mr. Cowee has been BFI Canada Newco's Vice President, Chief Financial Officer since January 2007, Chief Financial Officer since September 2005 and IESI Corporation's Chief Financial Officer, Senior Vice President, Treasurer and Assistant Secretary since 2000. From 1997 to 2000, Mr. Cowee was IESI Corporation's Chief Financial Officer, Vice President, Treasurer and Secretary. From 1995 to 1997, Mr. Cowee was Assistant Corporate Controller of USA Waste Services, Inc. Prior to that, beginning in 1979, Mr. Cowee held various positions with Waste Management: from 1994 to 1995, Mr. Cowee was Division Vice President and Controller in its Texas operations, and from 1993 to 1994, Mr. Cowee was Vice President and Regional Controller in its Pennsylvania Hauling Region — East Group. Mr. Cowee has over 27 years of financial management experience in the solid waste management industry. Mr. Cowee has a B.Sc. in accounting from Ohio State University.

  Thomas L. Brown, Senior Vice President, Chief Operating Officer, IESI Corporation

        Mr. Brown has been IESI Corporation's Senior Vice President and Chief Operating Officer since January 2000. Prior to that, Mr. Brown was IESI Corporation's Vice President, Operations — South Region

since 1997. Prior to that, Mr. Brown was employed with Waste Management as Regional President beginning in 1988 and as Division President from 1981 to 1988 and as a District Controller from 1978 to 1981. Mr. Brown has over 29 years experience in the solid waste management industry. Mr. Brown has an A.S. in accounting from Missouri Southern College.

  Gordon D. Peckham, Senior Vice President, Chief Development Officer, BFI Canada Newco

        Mr. Peckham has been IESI Corporation's Senior Vice-President and Chief Development Officer since November 2006. Prior to that, Mr. Peckham was IESI Corporation's Regional Vice-President — Texas/Oklahoma Region from January 2005 through October 2006, South Region Vice-President from January 2000 to December 2004, and Vice-President of Operations — Southeast Region from April 1999 to December 1999. Mr. Peckham held Regional Vice President positions with SCA Services, GSX Corporation, Laidlaw Waste Systems, and Chambers Development Company from 1984 to 1991, and was a Division President with Waste Management from 1992-1998. Mr. Peckham has over 30 years experience in the solid waste industry.

  William Chyfetz, Vice President, General Counsel and Secretary, BFI Canada Newco

        Mr. Chyfetz has been Vice President, General Counsel and Secretary of BFI Canada Newco since April 25, 2002. He also held various senior management positions with BFI Canada Holdings Inc. and its predecessor for more than five years prior to BFI Canada Holdings Inc.'s acquisition of the assets of Browning-Ferris Canada. Mr. Chyfetz has a B.Comm. from McGill University and an LL.B. from Osgoode Hall Law School. He is also a Chartered Accountant.

  Thomas J. Fowler, Senior Vice President, General Counsel and Secretary, IESI Corporation

        Mr. Fowler has been IESI Corporation's Senior Vice President, General Counsel and Secretary since January 2003. From 1994 to February 2003, Mr. Fowler was Vice President and General Counsel of Unity Hunt, Inc. From 1992 to 1994, Mr. Fowler had his own law practice, and was Corporate Secretary and Legal Counsel for Laidlaw Waste Systems, Inc. from 1987 to 1992. Mr. Fowler has a J.D. and B.Sc. in accounting from St. Mary's University of San Antonio and a B.A. in biology from the University of Texas. He also holds a Certified Public Accountant designation.

  Daniel M. Dickinson, Trustee

        Mr. Dickinson has been a member of IESI Corporation's board of directors since May 2001 and a member of IESI Corporation's audit committee and compensation committee since January 2004. Mr. Dickinson has been employed since 2001 by, and is currently a Managing Partner of, Thayer/Hidden Creek Partners, a private equity investment firm located in Washington, D.C. Prior to joining Thayer/Hidden Creek Partners, Mr. Dickinson spent 15 years in mergers & acquisitions, most recently as Co-Head of Global Mergers & Acquisitions at Merrill Lynch. Mr. Dickinson is on the board of directors of Caterpillar, Inc. Mr. Dickinson has a J.D. and an M.B.A. from The University of Chicago and a B.S. in Mechanical Engineering and Materials Science, magna cum laude, from Duke University.

  James J. Forese, Trustee

        Mr. Forese was a member of IESI Corporation's board of directors from October 2003 to January 2005. Mr. Forese joined Thayer/Hidden Creek Partners in July 2003 and currently serves as an Operating Partner and Chief Operating Officer. From 1996 to 2003, Mr. Forese worked for IKON Office Solutions, most recently as the Chairman and Chief Executive Officer. Prior to joining IKON, Mr. Forese spent 36 years with IBM Corporation, most recently as Chairman of IBM Credit Corporation. In addition, Mr. Forese held numerous other positions during his tenure at IBM Corporation including a senior executive with IBM World Trade Europe/Middle East/Africa and IBM World Trade Americas, President of the Office Products Division, Corporate Vice President and Controller and Corporate Vice President of Finance. Mr. Forese currently serves on the board of directors of Spherion Corporation as Non-Executive Chairman and Anheuser-Busch Companies, Inc. Mr. Forese earned a B.E.E. in Electrical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Massachusetts Institute of Technology.

  Daniel R. Milliard, Trustee

        Mr. Milliard currently serves as President and Chief Executive Officer of Sunwell Technologies, Inc. He previously served as the Chief Legal and Business Development Officer at Charles Cole Memorial Hospital from July 2005 to June 2006, the Interim Chief Executive Officer of Natural Convergence Inc. from December 2003 to May 2004, the Chief Executive Officer of GT Group Telecom Inc. from September 1999 to February 2003 and President, Chief Operating Officer and a director of Hyperion Communications from May 1992 to March 1999 and from March 1999 to August 1999 Vice Chairman and President. Mr. Milliard was Chief Executive Officer of GT Group Telecom Inc. which, in June 2002, while Mr. Milliard was acting in that capacity, made a proposal under the Companies' Creditors Arrangement Act ("CCAA"). GT Group Telecom Inc. emerged from CCAA court protection in February 2003 and was acquired by 360 Networks. Mr. Milliard is a graduate of The Directors College Chartered Director program.

  Joseph H. Wright, Trustee and Non-Executive Chairman

        Mr. Wright has been the Managing Partner of Barnagain Capital since February 2001. He was formerly Managing Partner of Crosbie & Company Inc., and prior to that he was President and Chief Executive Officer for Swiss Bank Corporation (Canada). Mr. Wright is currently the Chairman and Trustee of the BFI Canada Income Fund. He also serves on the Board of Directors of Presidents Choice Bank, Outdoor Partner Media and ROC Pref. Corporation. During his professional career Mr. Wright spent 23 years with Citibank as a lending officer, eight and a half years with Burns Fry as an investment banker and two years as President of Swiss Bank Canada. During all of these years he was intimately involved with financial statements and analysis. He has served on many Audit Committees and as Chair of 4 Audit Committees.

        Mr. Wright was an officer and director of Hip Interactive Inc. from August 2002 until April 2005. Hip Interactive Inc. was made the subject of bankruptcy proceedings in July 2005, after Mr. Wright ceased to be an officer and director.

  Douglas Knight, Trustee

        Mr. Knight is President of St. Joseph Media, Inc. Mr. Knight has previously served as Chairman and Chief Executive Officer of ImpreMedia, LLC in New York, Publisher and Chief Executive Officer of The Financial Post and of The Toronto Sun in Toronto. He is a director of Xstrata Canada Corporation and a trustee of the Governor General's Performing Arts Awards Foundation. Mr. Knight is a graduate of the University of Toronto and has an M.Sc. from the London School of Economics.

        The directors and senior executive officers of BFI Canada Newco and its subsidiaries, as a group, as of December 31, 2007, beneficially own, directly or indirectly, or exercise control or direction over, 624,000 Units, representing 1.08% of the outstanding units.

 MARKET FOR SECURITIES

        The Units are listed and posted for trading on the Toronto Stock Exchange (the "TSX") under the symbol BFC.UN. The price ranges and trading volume of Units of the Fund in 2007 on the TSX were as follows:

	Toronto Stock Exchange
Month (2007)	HIGH ($)	LOW ($)	VOLUME
January	$28.09	$24.85	2,132,974
February	$27.98	$25.21	1,912,474
March	$27.48	$25.12	2,362,416
April	$27.70	$25.25	3,569,050
May	$29.75	$26.50	3,039,994
June	$29.34	$27.60	2,029,403
July	$29.04	$27.20	2,034,112
August	$29.89	$25.75	2,585,951
September	$28.90	$26.60	1,496,249
October	$27.71	$26.25	1,744,296
November	$27.75	$25.25	2,220,103
December	$26.69	$24.68	2,951,572

MATERIAL CONTRACTS

        The following are the only material contracts, other than contracts entered into in the ordinary course of business, which have been entered into by the Fund and its subsidiaries within the most recently completed fiscal year or before the most recently completed fiscal year but still in force and in effect:

        In relation to the Transaction:

  •
  The Securityholders' Agreement dated January 21, 2005 among the Fund, BFI Canada Newco Inc. and IESI Corporation, as trustee on behalf of the Retained Interest Holders;

  •
  The Second Amended and Restated Declaration of Trust of the Fund dated January 21, 2005; and

  •
  The Trust Agreement dated January 21, 2005 among Computershare Trust Company of Canada, IESI Corporation, the stockholders of IESI Corporation immediately prior to January 21, 2005 and the Fund.

        In relation to the issuance of an unlimited principal amount of unsecured, subordinated 11.50% promissory notes of BFI Canada Holdings Inc. due January 21, 2015, the Note Indenture dated January 21, 2005 between BFI Canada Holdings Inc. and Computershare Trust Company of Canada.

        In relation to the investment in the Ridge Landfill Trust:

  •
  Declaration of Trust for the Ridge Landfill Trust, dated September 17, 2005;

  •
  Note Indenture between the Ridge Landfill Trust and Computershare Trust Company, dated October 14, 2005; and

  •
  The First Supplemental Indenture to the Second Amended and Restated Declaration of Trust, made October 6, 2005.

        In relation to other material contracts:

  •
  The BFI Canada Holdings Inc. Indenture dated April 25, 2002 between BFI Canada Holdings Inc. and Computershare Trust Company of Canada, as trustee, in relation to the issuance of $215 million principal amount of unsecured subordinated 13.5% promissory notes of BFI Canada Holdings Inc.;

  •
  The BFI Long-Term Incentive Plan;

  •
  The Second Supplemental Indenture to the Second Amended and Restated Declaration of Trust made January 1, 2006;

  •
  The Canadian Revolving Credit Agreement meaning the fourth Amended and Restated Credit Agreement dated February 10, 2006 among BFI Canada Holdings Inc., as borrower, Ridge Landfill Trust, as covenantor, the Canadian Imperial Bank of Commerce, as administrative agent and lender, and the lenders from time to time party thereto (as amended by the First Amending Agreement to the Fourth Amended and Restated Credit Facility, dated as of September 27, 2006 and the Second Amending Agreement to Fourth Amended and Restated Credit Agreement dated as of March 21, 2007) (the "Canadian Revolving Credit Agreement"). Pursuant to the Canadian Revolving Credit Agreement, the lenders have made available to BFI Canada Holdings a $150 million senior secured revolving term credit facility (subject to the ability of BFI Canada Holdings to increase the amount of such facility to $200 million). Subject to earlier payment upon the occurrence of certain events of default, the facility matures on May 30, 2011;

  •
  The Canadian Trust Indenture, meaning the third Amended and Restated Trust Indenture dated as of February 10, 2006 among BFI Canada Holdings Inc., Ridge Landfill Trust and Computershare Trust Company of Canada (the "Canadian Trust Indenture"). Pursuant to the Canadian Trust Indenture, BFI Canada Holdings Inc. has issued $105 million of senior secured debentures (subject to earlier payment upon the occurrence of certain events of default, $47 million of which mature June 26, 2009 and $58 million of which mature June 26, 2014); and

  •
  The U.S. Credit Facility.

AUDIT COMMITTEE INFORMATION

        The Audit Committee of the Fund's Board of Trustees and the Audit Committee of the board of directors of BFI Canada Newco (collectively, the "Audit Committees") are each presently comprised of the same members as follows: Mr. Joseph J. Wright, Mr. James J. Forese, (Chair), Mr. Daniel R. Milliard and Mr. Douglas Knight. The composition of the Audit Committees from time to time shall be consistent with the requirements of the Second Amended and Restated Declaration of Trust and the Governance Arrangements. A majority of the members of the Audit Committee will not be Non-Residents, and will be resident Canadians. Each member of the Audit Committee is independent and financially literate within the meaning of applicable securities laws including Multilateral Instrument 52-110 of the Canadian Securities Administrators, as amended from time to time.

  Relevant Education and Experience

        Each member of the Audit Committee has acquired significant financial experience and exposure to accounting and financial issues.

        Mr. Forese served as Chairman and Chief Executive Officer of IBM Credit Corporation and Chairman and Chief Executive Officer of IKON Office Solutions for five years. Mr. Forese also previously held the positions of Corporate Vice President, Finance and Corporate Vice President and Controller with IBM Credit Corporation. He holds an M.B.A. from Massachusetts Institute of Technology.

        Mr. Wright has been the Managing Partner of Barnagain Capital since February 2001. He was formerly Managing Partner of Crosbie & Company Inc., and prior to that he was President and Chief Executive Officer for Swiss Bank Corporation (Canada). Mr. Wright is currently the Chairman and Trustee of BFI Canada Income Fund. He also serves on the board of directors of President's Choice Bank. During his professional career, Mr. Wright spent 23 years with Citibank as a lending officer, approximately 9 years with Burns Fry as an investment banker and two years as President of Swiss Bank Canada. During all of these years he was responsible for review of financial statements and financial analysis. He has served on many audit committees and also served as the chair of four audit committees.

        Mr. Milliard currently serves as President and Chief Executive Officer of Sunwell Technologies, Inc. He previously served as an executive officer of two public companies. He was the Chief Executive Officer of GT Group Telecom Inc. and was at various times Vice Chairman, President, Chief Operating Officer and a director of Hyperion Communications. Mr. Milliard holds a B.S. in Business Administration, a M.A. in Business and a J.D. in Law. Mr. Milliard is a graduate of The Directors College Chartered Director program.

        Mr. Knight is President of St. Joseph Media, Inc. Mr. Knight has previously served as Chairman and Chief Executive Officer of ImpreMedia, LLC in New York, Publisher and Chief Executive Officer of The Financial Post and of The Toronto Sun in Toronto. He is a director of Xstrata Canada Corporation and a trustee of the Governor General's Performing Arts Awards Foundation. Mr. Knight is a graduate of the University of Toronto and has an M.Sc. from the London School of Economics.

  Pre-Approval Policies and Procedures

        The Audit Committee has established a policy of pre-approving all non-audit services to be performed for the Company by its external auditors, subject to a review of the compatibility of the non-audit engagement with the external auditors' independence. The Committee may not engage the external auditors to perform those specific non-audit services proscribed by law or regulation. The Committee may delegate authority to one or more members with respect to the authority to grant pre-approvals of permitted non-audit services, to the extent permitted by applicable law.

  Audit Fees

        Deloitte & Touche LLP billed the Fund and its subsidiaries $1,250,491 and $1,047,929 for 2007 and 2006, respectively, for audit services.

  Audit-Related Fees

        Deloitte & Touche LLP billed the Fund and its subsidiaries $96,482 and $78,310 for 2007 and 2006, respectively, for audit-related services.

  Tax Fees

        Deloitte & Touche LLP billed the Fund and its subsidiaries $283,754 and $536,445 for 2007 and 2006, respectively, for tax compliance, tax advice and tax planning services.

  All Other Fees

        Not applicable.

  Audit Committee Charter

        The charter of the Audit Committee is attached to this annual information form as Schedule A".

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

        The completion of the Transaction involved a number of matters that have resulted in ongoing arrangements between the Fund, its subsidiary entities and certain of its insiders. These matters are described in the Fund's prospectus dated December 20, 2004 and, in particular, the disclosure appearing under the sections titled "The Transaction — Closing Transactions", "The Transaction — Retained Interest", "The Transaction — New and Amended Credit Facilities", "The Transaction — Governance Arrangements", "Management" and "Plan of Distribution", which sections are incorporated herein by reference. A copy of the Fund's prospectus and the material agreements referred to therein are available at www.sedar.com, or may be obtained upon request without charge by contacting the Fund at 135 Queens Plate Drive, Suite 300, Toronto, Ontario, M9W 6V1.

 ADDITIONAL INFORMATION

        Additional information including Trustees' and directors' and officers' remuneration and indebtedness, principal holders of the Fund's securities and securities authorized for issuance under equity compensation plans, if applicable, will be contained in the Fund's information circular for its next annual meeting of Unitholders, to be held later in 2008.

        Additional financial information is provided in the Fund's audited consolidated financial statements for the year ended December 31, 2007 and the management's discussion and analysis related thereto in the Fund's annual report for the year ended December 31, 2007.

        You may access further information about the Fund including disclosure documents, reports, statements or other information that the Fund files with the Canadian securities regulatory authorities through SEDAR at www.sedar.com and on the Fund's web site at www.bficanada.com.

SCHEDULE A — AUDIT COMMITTEE CHARTER

BFI CANADA INCOME FUND

AND

4264126 CANADA LIMITED

AUDIT COMMITTEE CHARTER

Approved by the Trustees and Board of Directors

on May 12, 2005

4264126 CANADA LIMITED (the "Company") and
BFI CANADA INCOME FUND (the "Fund")

AUDIT COMMITTEE CHARTER

1.     RESPONSIBILITY

  The Audit Committee is responsible for assisting either the Board of Directors of the Company or the Trustees of the Fund (collectively referred to as the "Board") in fulfilling their oversight responsibilities in relation to:

  •
  the integrity of the Company's or the Fund's financial statements;

  •
  the Company's or the Fund's compliance with legal and regulatory requirements as they relate to the Company's or the Fund's financial statements;

  •
  the qualifications, independence and performance of the Auditor;

  •
  internal controls and disclosure controls;

  •
  the performance of the Company's or the Fund's internal audit function; and

  •
  performing the additional duties set out in this Charter or otherwise delegated to the Audit Committee by the Board.

2.     MEMBERS

  The Board of Directors of the Company and the Trustees of the Fund shall each appoint a minimum of three directors or Trustees to be members of the Audit Committee of either the Company or the Fund. Each of the Company and the Fund shall have their own Audit Committee. References to Audit Committee in this document shall refer to the Audit Committees for both the Company and the Fund. The members of the Audit Committee shall be selected by the Board or Trustees on recommendation of the Governance and Nominating Committee of the Fund, and shall be selected based upon the following, to the extent that the following are required under applicable law;

  •
  each member shall be an Independent Director or Trustee;

  •
  each member shall be financially literate or agree to become financially literate within a reasonable period of time following the member's appointment;

  •
  at least one member shall have accounting or financial expertise; and

  •
  at least a majority of the members shall be residents of Canada.

  For the purpose of this Charter, the term "Independent Director" shall have the meaning attributed thereto in Multilateral Instrument 52-110 Audit Committees as amended from time to time. The term "financially literate" shall mean the ability to read and understand a balance sheet, an income statement, a cash flow statement and the notes attached thereto, or such other definition as may be acceptable to the Toronto Stock Exchange from time to time. The term "accounting or related financial experience" shall mean the ability to analyze and interpret a full set of financial statements, including the notes thereto, in accordance with Canadian Generally Accepted Accounting Principles ("GAAP"), or such other definition as may be acceptable to the Toronto Stock Exchange from time to time.

3.     CHAIRMAN

  Each year, the Board of Directors of the Company and the Trustees of the Fund shall each appoint one member to be Chairman of their respective Audit Committee. If, in any year, either the Board of Directors of the Company or the Trustees of the Fund does not appoint a Chairman, the incumbent Chairman shall continue in office until a successor is appointed.

4.     TENURE

  Each member shall hold office until his or her term as a member of the Audit Committee expires or is terminated.

5.     REMOVAL AND VACANCIES

  Any member may be removed and replaced at any time by the Board. The Board shall fill vacancies in the Audit Committee by appointment from among the members of the Board. If a vacancy exists on the Audit Committee, the remaining members may exercise all its powers so long as a quorum remains in office.

6.     DUTIES

  The Audit Committee shall have the duties set out below as well as any other duties that are specifically delegated to the Audit Committee by the Board.

  (a)   Appointment and Review of Auditor

    The Auditor is ultimately accountable to the Audit Committee as representatives of the shareholders of the Company or unitholders of the Fund. Accordingly, the Audit Committee shall evaluate and be responsible for the Company's or the Fund's relationship with the Auditor. Specifically, the Audit Committee shall:

    •
    select, evaluate and nominate the Auditor to be proposed for appointment or reappointment, as the case may be, by the shareholders or unitholder;

    •
    review the Auditor's engagement letter;

    •
    at least annually, obtain and review a report by the auditor describing the auditor's internal quality control procedures and a report from the auditor confirming that they have been reviewed and are in good standing with the appropriate independent oversight body such as the Canadian Public Accountability Board or the Public Company Accounting Oversight Board, or other governmental or professional authorities.

  (b)   Confirmation of Independence of Auditor

    At least annually, and before the Auditor issues its report on the annual financial statements, the Audit Committee shall:

    •
    ensure that the Auditor submits a formal written statement describing all relationships between the Auditor and the Company or the Fund;

    •
    discuss with the Auditor any disclosed relationship or services that may affect the objectivity and independence of the Auditor; and

    •
    obtain written confirmation from the Auditor that it is objective and independent within the meaning of the Rules of Professional Conduct/Code of Ethics adopted by the provincial institute or order of Chartered Accountants to which it belongs.

  (c)   Rotation of Engagement Partner/Lead Partners

    The Audit Committee shall, after taking into account the opinions of management, evaluate the performance of the Auditor and the engagement partner/lead partners and shall rotate the engagement partner/lead partners when required or necessary.

  (d)   Pre-Approval of Non-Audit Services

    The Audit Committee shall pre-approve the retaining of the Auditor for any non-audit service, provided that no approval shall be provided for any service that is prohibited under the rules of the Canadian Public Accountability Board or the Independence Standards of the Canadian Institute of

    Chartered Accountants. Before the retaining of the Auditor for any non-audit service, the Audit Committee shall consider the compatibility of the service with the Auditor's independence. The Audit Committee may pre-approve the retaining of the Auditor for the engagement of any non-audit services by establishing policies and procedures to be followed prior to the appointment of the Auditor for the provision of such non-audit services. In addition, the Audit Committee may delegate to one or more members the authority to pre-approve the retaining of the Auditor for any non-audit service to the extent permitted by applicable law. Between scheduled Audit Committee meetings, the Chair of the Audit Committee subject to the policy approved by the Board, is authorized to pre-approve audit or non-audit service engagement fees and terms. At the next Audit Committee meeting, the Chair of the Audit Committee will report to the Audit Committee any such pre-approval given.

  (e)   Communications with Auditor

    The Audit Committee shall meet privately with the Auditor as frequently as the Audit Committee feels is appropriate for the Audit Committee to fulfill its responsibilities (which shall not be less frequently than quarterly) to discuss any items of concern to the Audit Committee or the Auditor, such as:

    •
    matters that will be referred to in the Auditor's management letter;

    •
    whether or not the Auditor is satisfied with the quality and effectiveness of the financial recording procedures and systems;

    •
    the extent to which the Auditor is satisfied with the nature and scope of the Auditor's examination.

  (f)    Review of Audit Plan

    The Audit Committee shall review a summary of the Auditor's audit plan in advance for each audit.

  (g)   Review of Audit Fees

    The Audit Committee has the direct responsibility for approving the Auditor's fee. In approving the Auditor's fee, the Audit Committee should consider, among other things, the number and nature of reports issued by the Auditors, the quality of the internal controls, the size, complexity and financial condition of the Company or the Fund and the extent of internal audit and other support provided by the Company or the Fund to the Auditor.

  (h)   Review of Annual Audited Financial Statements

    The Audit Committee shall review the annual audited financial statements, together with the Auditor's report thereon, before recommending them for approval by the Board, to assess whether or not they present fairly in all material respects in accordance with GAAP the financial condition, results of operations and cash flows of the Company or the Fund. The Audit Committee shall also review the MD&A relating to the annual audited financial statements.

    In conducting their review, the Audit Committee should:

    •
    discuss the annual audited financial statements and MD&A with management and the Auditor;

    •
    consider the quality of, and not just the acceptability of, the accounting principles applied, the reasonableness of management's judgments and estimates that have a significant effect upon the financial statements, and the clarity of the disclosures in the financial statements;

    •
    discuss with the Auditor its report which addresses:
    •
    all critical accounting policies and practices to be used;

    •
    all alternative treatments of financial information within GAAP that have been discussed with management of the Company, ramifications of the use of alternative disclosures and treatments, and the treatment preferred by the Auditors; and

v

      •
      other material written communication between the Auditor and management of the Company, such as any management letter or schedule of unadjusted differences;

    •
    discuss any analyses prepared by management or the Auditor that set out significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP;

    •
    discuss the effect of off-balance sheet transactions, arrangements, obligations (including contingent liabilities) and other relationships with unconsolidated entities or other persons that may have a material current or future effect on the Company's or Fund's financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues and expenses;

    •
    consider any changes in accounting practices or policies and their impact on financial statements of the Company or the Fund;

    •
    discuss with management, the Auditor and, if necessary, legal counsel, any litigation, claim or other contingency, including tax assessments, that could have a material effect upon the financial position of the Company or the Fund, and the manner in which these matters have been disclosed in the financial statements;

    •
    discuss with management and the Auditor correspondence with regulators or governmental agencies, employee complaints or published reports that raise material issues regarding the Company's or the Fund's financial statements or accounting policies;

    •
    discuss with the Auditor any special audit steps taken in light of any material weaknesses in internal control;

    •
    discuss with the Auditor any difficulties encountered in the course of the audit work, including any restrictions on the scope of their procedures and access to requested information, accounting adjustments proposed by the Auditor that were not applied (because they were immaterial or otherwise), and significant disagreements with management;

    •
    consider any other matter which in its judgment should be taken into account in reaching its recommendation to the Board concerning the approval of the financial statements;

    •
    satisfy itself that appropriate accounting policies and practices have been selected and applied consistently; and

    •
    satisfy itself that management has established appropriate procedures to comply with applicable legislation for the remittance of taxes, pension monies and employee remuneration.

  (i)    Review of Interim Financial Statements

    The Audit Committee shall also engage the Auditor to review the interim financial statements prior to the Audit Committee's review of such financial statements. The Audit Committee should discuss the interim financial statements and related MD&A with management and the Auditor and, if satisfied that the interim financial statements present fairly in all material respects in accordance with GAAP the financial condition, results of operations and cash flows, approve the interim financial statements and review the related MD&A on behalf of the Board.

  (j)    Review of Other Financial Information

    The Audit Committee should generally discuss earnings releases, as well as the nature of financial information and earnings guidance provided to analysts and rating agencies in accordance with the Fund's disclosure policy.

  (k)   Review of Prospectuses and Other Regulatory Filings

    The Audit Committee shall review all other financial statements of the Company or Fund that require approval by the Board before they are released to the public, including, without limitation, financial statements for use in prospectuses or other offering or public disclosure documents and financial statements required by regulatory authorities.

  (l)    Review of Internal Audit Function

    The Audit Committee shall review the mandate of the internal audit function, the budget, planned activities and organizational structure of the internal audit function to ensure that it is independent of management and has sufficient resources to carry out its mandate.

  (m)  Relations with Management

    The members shall meet privately with management as frequently as the Audit Committee feels is appropriate to fulfill its responsibilities, which shall not be less frequently than quarterly, to discuss any areas of concern to the Audit Committee or management.

    The Audit Committee shall, subject to regulatory or professional guidelines, recommend to the Board policies relating to hiring former partners or employees of the Auditor who were engaged on the Company's or Fund's account.

  (n)   Oversight of Internal Controls and Disclosure Controls

    The Audit Committee shall review with management the adequacy of the internal controls that have been adopted to safeguard assets from loss and unauthorized use and ensure the accuracy of the financial records.

    The Audit Committee shall review with management the controls and procedures that have been adopted to ensure the disclosure of all material information about the Fund or the Company and its subsidiaries that is required to be disclosed under applicable law or the rules of those exchanges on which securities of the Fund are listed or quoted.

  (o)   Legal Compliance

    The Audit Committee shall review with legal counsel any legal matters that may have a significant effect on the Fund's or Company's financial statements. The Audit Committee should review with legal counsel material inquiries received from regulators and governmental agencies. The Audit Committee shall review any material matters arising from any known or suspected violation of the Company's Code of Conduct and any material concerns regarding questionable accounting or auditing matters raised through the Company's ethics response line.

  (p)   Risk Management

    The Audit Committee shall meet periodically with management to discuss the Fund's or Company's policies with respect to risk assessment and management.

  (q)   Taxation Matters

    The Audit Committee shall review the status of taxation matters of the Company or Fund.

  (r)   Confirmation from CEO and CFO

    The Audit Committee shall obtain confirmation from the Chief Executive Officer and the Chief Financial Officer (and considering the external auditors' comments, if any, thereon) to their knowledge that:

    (i)
    the audited financial statements, together with any financial information included in the annual management's discussion and analysis and annual information form, fairly present in all material respects the Fund's or the Corporation's financial condition, results of operations and cash flows, as of the date and for the periods presented in such filings; and

    (ii)
    that the interim financial statements, together with any financial information included in the interim management's discussion and analysis, fairly present in all material respects the Fund's or the Corporation's financial condition, results of the operations and cash flows, as of the date and for the periods presented in such filings.

  (s)   Appointment and Replacement of the CFO

    The Audit Committee shall approve the appointment and replacement of the Chief Financial Officer and review with the Chief Financial Officer the appointment and replacement of other members of senior management who will be involved in financial reporting.

    The Audit Committee shall, in conjunction with the Governance and Nominating Committee, review succession plans for the Chief Financial Officer and the Controller.

7.     COMPLAINTS PROCEDURE

  The Audit Committee shall establish a procedure for the receipt, retention and follow-up of complaints received by the Company or Fund regarding accounting, internal controls, disclosure controls or auditing matters and a procedure for the confidential, anonymous submission of concerns by employees of the Company or Fund regarding accounting, internal controls, or auditing matters.

8.     REPORTING

  The Audit Committee shall report to the Board on:

  •
  the Auditor's independence;

  •
  the performance of the Auditor and the Audit Committee's recommendations regarding the reappointment or termination of the Auditor;

  •
  the performance of the internal audit function;

  •
  the adequacy of the Company's or Fund's internal controls and disclosure controls;

  •
  the Audit Committee's review of the annual and interim financial statements of the Company or Fund and any GAAP reconciliation, including any issues with respect to the quality or integrity of the financial statements, and shall recommend whether or not the Board should approve the financial statements and any GAAP reconciliation;

  •
  the Audit Committee's review of the annual and interim MD&A;

  •
  The Audit Committee's review of the Annual Information Form;

  •
  the Company's and Fund's compliance with legal and regulatory matters to the extent they affect the financial statements of the Company or Fund; and

  •
  all other material matters dealt with by the Audit Committee.

9.     REVIEW AND DISCLOSURE

  This Charter should be reviewed by the Audit Committee at least annually and be submitted to the Governance and Nominating Committee of the Fund for consideration with such amendments as the Audit Committee proposes and for recommendation to the Board for approval with such further amendments as the Governance and Nominating Committee proposes.

  This Charter may also be posted on the Company's or Fund's Web site.

10.   MEETINGS

  The time and place at which meetings of the Audit Committee shall be held, and procedures at such meetings shall be determined from time to time by, the Audit Committee, unless otherwise determined by the by-laws of the Corporation or the Second Amended and Restated Declaration of Trust of the Fund; provided that notice of every such meeting shall be given to the auditors of the Corporation and Fund, and provided further that meetings shall be convened whenever requested by the auditors or any member of the Audit Committee in accordance with the Canada Business Corporations Act.

  The Secretary of the Corporation shall, upon the request of the Audit Committee Chairman, any member of the Audit Committee, the external auditors of the Corporation or the Fund, the President and Chief Executive Officer of the Corporation or the Fund or the Chief Financial Officer of the Corporation or the Fund, call a meeting of the Audit Committee by letter, telephone, facsimile, telegram or other communication equipment, by giving at least 48 hours notice, provided that no notice of a meeting shall be necessary if all of the members are present either in person or by means of conference telephone or if those absent have waived notice or otherwise signified their consent to the holding of such meeting.

  Any member of the Audit Committee may participate in the meeting of the Audit Committee by means of conference telephone or other communication equipment, and the member participating in a meeting pursuant to this paragraph shall be deemed, for purposes hereof, to be present in person at the meeting.

  The Audit Committee may invite such officers, directors and employees of the Fund, the Corporation and its subsidiaries and the external auditors of the Corporation or the Fund as it may see fit, from time to time, to attend at meetings of the Audit Committee.

  A quorum for the transaction of business of the Audit Committee shall consist of two members of the Audit Committee.

  The Audit Committee shall keep minutes of its meetings which shall be submitted to the Board of Directors of the Corporation or Trustees of the Fund.

  The Audit Committee may, from time to time, appoint any person who need not be a member to act as a secretary at any meeting.

11.   RETENTION OF EXPERTS

  The Audit Committee may engage such special legal, accounting or other experts, without Board approval and at the expense of the Company or Fund, as it considers necessary to perform its duties.

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  Exhibit 4.1
TABLE OF CONTENTS
ANNUAL INFORMATION FORM FOR THE YEAR ENDED DECEMBER 31, 2007 DATED MARCH 6, 2008
FORWARD-LOOKING STATEMENTS
FINANCIAL DISCLOSURE
THE FUND
INDUSTRY OVERVIEW
BUSINESS OF THE BFI CANADA GROUP
RISK FACTORS
DISTRIBUTIONS AND CAPITAL STRUCTURE
MANAGEMENT
MARKET FOR SECURITIES
MATERIAL CONTRACTS
AUDIT COMMITTEE INFORMATION
INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS
ADDITIONAL INFORMATION
4264126 CANADA LIMITED (the "Company") and BFI CANADA INCOME FUND (the "Fund")